     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1999
                                                      REGISTRATION NO. 333-72607
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                          CLONTECH LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2836                  77-0035190
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                            1020 EAST MEADOW CIRCLE
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 424-8222

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                             KENNETH S. FONG, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CLONTECH LABORATORIES, INC.
                            1020 EAST MEADOW CIRCLE
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 424-8222

           (Name, address and telephone number of agent for service)
                               ------------------

                                   COPIES TO:

         MATTHEW B. HEMINGTON                       PATRICK T. SEAVER
          MICHAEL L. WEINER                          CHARLES K. RUCK
          COOLEY GODWARD LLP                         LATHAM & WATKINS
        FIVE PALO ALTO SQUARE              650 TOWN CENTER DRIVE, 20(TH) FLOOR
         3000 EL CAMINO REAL                   COSTA MESA, CALIFORNIA 92626
     PALO ALTO, CALIFORNIA 94306                      (714) 540-1235
            (650) 843-5000

                               ------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ------------------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
       TITLE OF SECURITIES            AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE        REGISTRATION FEE
        TO BE REGISTERED             REGISTERED (1)          SHARE (2)       OFFERING PRICE (2)           (3)
Common Stock, $0.001 par value          4,312,500             $15.00             $64,687,500            $17,983

(1) Includes 562,500 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(3) The Company paid a registration fee of $20,461 in connection with the filing of the original Form S-1 on February 19, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION
                                                                  MARCH   , 1999
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,750,000 Shares

                                     [LOGO]

                                  Common Stock
                                   ---------

This is the initial public offering of Clontech Laboratories, Inc. and we are offering 3,250,000 shares of our common stock. The selling stockholders identified in this prospectus are offering an additional 500,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

We have applied to list our common stock on the Nasdaq National Market under the symbol "CLON." No public market currently exists for our shares. We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                                       PER SHARE       TOTAL
                                                                      -----------  --------------
Public offering price...............................................  $            $
Underwriting discounts and commissions..............................  $            $
Proceeds, before expenses, to Clontech..............................  $            $
Proceeds to the selling stockholders................................  $            $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Clontech and the selling stockholders have granted the underwriters the right to purchase up to 562,500 additional shares at the public offering price to cover any over-allotments.

BT ALEX. BROWN

                               HAMBRECHT & QUIST

                                                                 LEHMAN BROTHERS

                                           , 1999

DESCRIPTION OF PICTURES APPEARING ON FRONT INSIDE COVER PAGE:

    Scientist performing an assay using Clontech's ATLAS cDNA array membranes. Above the picture is a header that reads: "CLONTECH Laboratories, Inc., Innovative Tools To Accelerate Discovery"

DESCRIPTION OF PICTURE APPEARING ON THE FRONT GATEFOLD:

    The picture is a horizontal diagram containing four circular text boxes describing Clontech's product categories and a long rectangular box defining the broad research spectrum (basic research to drug discovery) for which these product categories are applicable. The product categories read: "(1) Gene Identification, (2) Gene Expression, (3) Functional Analysis, and (4) Target Validation." Each product category contains at least one example illustration, with a header which branches off the text box. The examples for Gene Identification include: (1) (above) Marathon RACE Technology, which is illustrated by a DNA gel; and (2) (below) SMART cDNA Technology, which is illustrated by a table containing mRNA size data for full-length cloned genes. Beside the DNA gel is a caption that reads: "A high efficiency RACE technique for generating full-length cDNA clones." Below the data table is a caption that reads: "A breakthrough cDNA cloning technology that enables the generation of full-length clones from very small amounts of source material." The three examples for Gene Expression include: (1) (above) Atlas cDNA Arrays, which are illustrated by two phosphorimages of cDNA arrays showing gene expression profiling; (2) (below to the left) PCR-Select cDNA Subtraction, which is illustrated by five Northern Blots; and (3) (below to the right) MTN Blots, which are illustrated by a Northern Blot for a positive control assay. Below the Atlas cDNA Arrays, the caption reads: "Differential gene expression profiling hundreds of genes at a time for quickly determining the status of biochemical pathways and monitoring cellular responses to therapeutic compounds." Below the PCR-Select cDNA Subtraction is a caption that reads: "Based on patented technology, PCR-Select provides a novel, efficient, and quick method for isolating and identifying differently expressed genes." The caption to the right of the MTN Blot reads: "High quality, premade blots for a variety of gene expression analysis applications. Data generated using MTN Blots has become a benchmark element in gene expression research." The examples for Functional Analysis are the Tet-On & Tet-Off Expression Systems, which are illustrated by microscope images showing controllable gene expression in two tissue types. The caption to the right of the picture reads: "An innovative gene expression system that provides precise control and is ideal for applications such as transgenic studies." The MATCHMAKER Two-Hybrid Systems are positioned between Functional Analysis and Target Validation as the systems are applicable for lab research in both of these areas. The systems are illustrated by a diagram illustrating the use of the system to determine transmembrane and cytoplasmic protein-protein interactions. The caption beside the diagram reads: "A highly useful system for detecting protein interactions. Adaptable for high-throughput screening and ideal for defining biochemical pathways." Target Validation is also exemplified by the ApoAlert Apotosis Detection Systems, which are illustrated by a fluorescence picture sharing cells in a stage of the apotosis pathway. The caption, located to the right of the picture, reads: "Convenient, state-of-the-art assays for detecting apotosis (programmed cell death)."

    Below the picture is a caption that reads as follows: "Products & Enabling Technologies for Life Science Research"

    ATLAS, CLONTECH, CLONTECH PCR-SELECT, CLONTECHNIQUES, DELTA, MARATHON, MARATHON-READY, RETRO-X, SMART and TET-OFF, and our logo are our trademarks. ADVANTAGE, APOALERT, TET-ON, MTN and LIVING COLORS are registered trademarks of Clontech.

    Information on our web site is not a part of this prospectus. This prospectus also contains trademarks owned by other companies.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THE OUTCOME OF THE EVENTS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS IS SUBJECT TO RISKS AND ACTUAL RESULTS COULD DIFFER MATERIALLY. THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES.

                          CLONTECH LABORATORIES, INC.

    We develop, manufacture and market products for life science research. Our products enable scientists to identify genes, study how cells are regulated by genes and search for drugs that can treat diseases. We provide a portfolio of over 1,500 products that allow scientists to perform academic research and drug discovery more rapidly and effectively. We sell our products primarily to scientists within government entities, academic institutions and pharmaceutical and biotechnology companies. In 1998, our total sales were $47.8 million, and, since 1994, our sales have grown at a 33% compounded annual rate.

    Over the past two decades, life science research has experienced significant technical advances and growth in resources. Industry analysts estimate that there are over 300,000 scientists worldwide engaged in life science research. Based on industry estimates, in 1997, the United States market for bioreagents approached $1.4 billion. We believe that the market for life science research products will continue to expand due to several factors, including:

    - increasing levels of government and commercial funding for life science research;

    - a growing need to identify genes and to analyze their functions based on new information generated by genome sequencing projects;

    - the proliferation of new research initiatives made possible by rapidly changing molecular biology research techniques; and

    - intensifying competition to discover new drug targets and drugs in the pharmaceutical and biotechnology industries.

    We believe that we have assembled one of the broadest portfolios of molecular biology research tools in our industry. Our products include enabling technologies, which allow scientists to conduct experiments which would not otherwise be possible, and innovative research tools, which permit scientists to achieve results in a more rapid, efficient and reproducible manner. We offer products that enable scientists to conduct research in the areas of gene identification, gene expression analysis, functional analysis and target validation. For example, in the area of gene identification, we offer products that allow the rapid identification of full-length gene sequences using extremely small tissue samples. In the area of gene expression analysis, we have introduced easy-to-use cDNA arrays for obtaining expression patterns for hundreds of known genes in a single experiment.

    We believe that the breadth and quality of our products have allowed us to establish a leadership position in our industry. We intend to pursue the following strategies to maintain and expand our leadership position:

    - pioneer the commercialization of enabling technologies through:

       -- internal research and development,

       -- identification and acquisition of new technologies from third parties,

       -- conversion of novel technologies into commercially viable research tools;

    - rapidly introduce new technologies and products in an effort to be first to market;

    - enhance and extend our existing product lines;

    - offer a broad range of products and technologies to provide our customers with integrated research solutions;

    - provide a high level of technical support and service; and

    - recruit, develop and retain outstanding scientists.

    Our product portfolio includes many products in which we have a proprietary interest. As of January 31, 1999, we had six issued United States patents, 42 pending United States patent applications and nine pending foreign patent applications. Additionally, we have entered into over 50 agreements with academic, government and commercial entities, which provide us with access to additional technologies.

    We market our products in more than 30 countries through our annual catalog and CLONTECHNIQUES quarterly newsletter. We employ a domestic sales force of 13 individuals, have three foreign sales and service subsidiaries and utilize a network of 25 independent foreign distributors. In addition, we maintain a web site with detailed information about our products, which during the last quarter of 1998 was visited an average of 32,779 times per month.

    Clontech was incorporated in California in March 1984 and reincorporated in Delaware in October 1998. Our principal offices are located at 1020 East Meadow Circle, Palo Alto, California 94303. Our telephone number is (650) 424-8222. Our web site address is www.clontech.com.

                                  THE OFFERING

Common stock offered by Clontech..................  3,250,000 shares
Common stock offered by the selling
  stockholders....................................  500,000 shares
Common stock to be outstanding after the
  offering........................................  15,453,683 shares(1)
Use of proceeds...................................  For retirement of debt, expansion of manufacturing capacity, expansion of
                                                    sales and marketing infrastructure,
                                                    working capital and general corporate
                                                    purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol............  CLON

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize the financial data for our business. The consolidated balance sheet data are presented as of December 31, 1998, and have been adjusted to reflect the sale of the 3,250,000 shares of common stock we are offering at an assumed public offering price of $15.00 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds. See consolidated financial statements and related notes appearing elsewhere in this prospectus, "Use of Proceeds" and "Capitalization."

                                                                        YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------
                                                           1994       1995       1996       1997       1998
                                                         ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $  15,316  $  17,351  $  27,164  $  36,802  $  47,811
Gross profit...........................................     12,577     12,404     19,878     25,050     32,866
Operating income.......................................      2,066      1,511      5,372      6,201      6,891
Net income.............................................      1,306        871      3,441      3,673      4,046
Earnings per share(2)..................................
  Basic................................................  $    0.11  $    0.07  $    0.29  $    0.31  $    0.34
  Diluted..............................................  $    0.11  $    0.07  $    0.29  $    0.30  $    0.32
Shares used in computing earnings per share
  Basic................................................     12,000     12,000     12,000     12,000     12,000
  Diluted..............................................     12,000     12,000     12,000     12,088     12,543

                                                                                            DECEMBER 31, 1998
                                                                                        -------------------------
                                                                                         ACTUAL     AS ADJUSTED
                                                                                        ---------  --------------

CONSOLIDATED BALANCE SHEET DATA:                                                             (IN THOUSANDS)
Cash, cash equivalents, short-term investments and marketable securities..............  $  15,534   $     49,483
Working capital.......................................................................     18,717         53,389
Total assets..........................................................................     40,063         74,012
Long-term debt and notes payable to stockholders......................................      9,418            122
Total stockholders' equity............................................................     17,263         61,551

--------------------------

(1) Based on the number of shares outstanding on January 31, 1999. Includes the 3,250,000 shares sold by Clontech in this offering and 202,776 shares sold by selling stockholders that are issuable upon the exercise of outstanding warrants, assuming the net exercise of such warrants at the closing of this offering. Excludes (i) 846,261 shares issuable upon exercise of outstanding options at a weighted average price of $7.61 per share under the 1997 Equity Incentive Plan and (ii) 1,517,118 shares reserved for future grants or purchases pursuant to our 1997 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Purchase Plan. See "Management--Employee Benefit Plans."

(2) See Note 2 of notes to consolidated financial statements for a description of the computation of earnings per share and the number of shares used in computing earnings per share.
                           --------------------------

    UNLESS OTHERWISE SPECIFICALLY STATED, INFORMATION THROUGHOUT THIS PROSPECTUS
(I) DOES NOT TAKE INTO ACCOUNT THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) GIVES EFFECT TO A TWO-FOR-THREE REVERSE STOCK SPLIT AND (III) GIVES EFFECT TO THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 10 MILLION SHARES OF PREFERRED STOCK. SEE "DESCRIPTION OF CAPITAL STOCK."

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

OUR OPERATING RESULTS MAY FLUCTUATE

    Our operating results may vary significantly from quarter to quarter and from year to year as a result of a variety of factors. These factors include:

    - level of demand for our products;

    - timing of acquisitions and investments in infrastructure;

    - timing of our development and introduction of new products;

    - competitive conditions;

    - timing and extent of intellectual property litigation;

    - exchange rate fluctuations; and

    - general economic conditions.

    We believe that quarterly comparisons of our financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. Additionally, if our operating results in one or more quarters do not meet the expectations of securities analysts or others, the price of our common stock could be materially adversely affected.

    Our continued investments in product development and sales and marketing are significant ongoing expenses. If revenue in a particular period falls short of expectations, we may not be able to reduce significantly our expenditures for that period, which would materially adversely affect our operating results for that period.

    Our product development activities often focus on unproven technologies and undeveloped markets. As a result, we may experience difficulty in forecasting operating expenditures, and we cannot know when or whether our efforts will result in commercially successful products. The expenses or losses associated with these product development activities could materially adversely affect our operating results.

WE DEPEND ON NEW PRODUCTS FOR GROWTH

    Our future success depends on our ability to develop and introduce, on a timely basis, products that address the evolving needs of scientists. We have experienced delays in the development, introduction and marketing of products, and we may experience delays in the future. We cannot assure you that our new products will meet the requirements of scientists or achieve market acceptance. If our products fail to achieve market acceptance, we may endure periods of slower growth. Factors affecting product acceptance include:

    - perceived utility by scientists;

    - availability and price of competitive products;

    - technological changes;

    - citations of the product in published research; and

    - general trends in life science research.

    We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have historically purchased products from competitors. Further, we believe that there is a significant competitive advantage in being the first to introduce a new product to market. Accordingly, we believe that to compete effectively, we consistently need to be the first to market with important new research products. If we are not the first to develop and supply new products, our competitive position may suffer. If we are unable to develop and introduce products in a timely manner, or if our products do not obtain market acceptance, our business, financial condition and results of operations could be materially adversely affected.

WE NEED TO EXPAND OUR OPERATIONS AND MANAGE OUR GROWTH

    We have recently experienced, and continue to experience, significant growth in the number of employees and the scope of our operations. This growth places a significant strain on our management and operations. Our ability to manage growth effectively will depend upon our ability to:

    - attract, hire and retain skilled scientists, managers and other employees;

    - increase our international presence and our North American sales force;

    - implement and improve our operational, information and financial control systems;

    - expand our manufacturing capabilities; and

    - grow our customer service and technical service resources.

    Such expansion could result in significant burdens on our systems and resources. Additionally, because of the lack of available and affordable facilities, we believe that we may have difficulty expanding our operations in the Palo Alto area. If we are unable to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

WE DEPEND ON PATENTS AND PROPRIETARY TECHNOLOGY

    Patent protection for compositions of matter, processes and methods is prevalent in the life science industry and continues to expand. As more patents are issued to third parties, we expect that more of these third party patents will cover aspects of our products. From time to time, we expect to receive invitations to license patented technology from these parties or be sued for patent infringement. For example, we are aware of patents and pending applications held by third parties that may relate to our array technology. We cannot assure you that we will not infringe these patents or other proprietary rights belonging to other parties. We may not be able to license certain technology on acceptable terms, or at all, and, as a result, we may need to discontinue the sale of certain products or engage in patent litigation. We currently market products containing several variants of a green fluorescent protein ("GFP"), which, during 1998, accounted for less than 3% of revenue. Aurora Biosciences Corporation owns the exclusive rights to patents for certain aspects of GFP. Our current position with respect to these patents is unclear. We may find it necessary to discontinue selling our GFP products, license certain of Aurora's patent rights or participate in patent litigation.

    We rely upon a combination of patents and trade secrets to establish and protect our own proprietary rights to our technologies. As of January 31, 1999, we owned six issued patents in the United States, had 42 pending patent applications in the United States and had nine pending foreign patent applications. We believe that the success of our business, in part, depends on our ability to obtain and maintain patent protection for our technology. However, our patent position is generally uncertain. Any patent issued or licensed to us may not provide protection that has commercial significance. Our competitors may independently develop technologies similar to ours, duplicate the technology owned or licensed to us, or design around patented aspects of our technology. In addition, it may be necessary to engage in litigation to protect our intellectual property position.

    Intellectual property litigation generally is expensive, involves complex legal and factual questions and requires a significant commitment of management's time. If we are forced to participate in patent litigation, our business, financial condition and results of operations could be materially adversely affected.

    In December 1996, we were sued by Life Technologies, Inc. ("LTI") in the Federal District Court of the Southern District of Maryland. LTI alleges that we have infringed their patents, induced third parties to infringe their patents, and violated the terms of a label license. In addition, in December 1998, we sued LTI in the Federal District Court of the District of Delaware alleging violation of the patent marking statute and violations of the Delaware Deceptive Trade Practices Act. We believe that LTI's allegations are without merit. We are defending ourselves against each allegation and we intend to pursue our suit against LTI vigorously. However, we cannot predict the outcome of either case, and, if LTI succeeds in its lawsuit against us, our business may be materially adversely affected.

    We rely upon trade secrets in the development and manufacture of many of our principal products. We attempt to protect our trade secrets by entering into confidentiality agreements with all of our employees, consultants and advisors. However, these agreements cannot prevent the unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop similar or equivalent trade secrets or know-how.

WE DEPEND ON LICENSES FROM THIRD PARTIES

    We develop many of our products from platform technologies that are licensed from third parties such as academic institutions, private and public foundations, and biotechnology companies. We depend, in part, on the patent rights licensed from third parties with respect to our PCR, array, fluorescence, gene expression systems and enzyme technologies. Under these license agreements, we generally pay the licensors up-front fees and royalties. If we fail to maintain these and other licenses, our rights to such technology and our business could be materially adversely affected. Our future success depends, in part, on our ability to license new technologies on a timely basis. We may not be able to successfully identify new technologies developed by others. In addition, in order to avoid patent infringement litigation, we may be required to license certain technology rights. We may not be able to negotiate license agreements on favorable terms.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE

    The market for our products is highly competitive, and we expect competition to increase. We compete with many other life science research product suppliers. We have significantly fewer research and development, marketing, financial and other resources than many of our competitors. These competitors may have developed or could in the future develop new technologies that compete with our products or render our products obsolete. The principal competitive factors in our market include the following:

    - product performance, features and reliability;

    - price;

    - timing of product introduction;

    - sales and distribution capability;

    - technical support and service; and

    - breadth of product line.

    There are few barriers to entry into our market, and new competitors frequently enter our market. In particular, we are likely to encounter increased competition as we introduce products into the target validation market. We currently benefit from sales in emerging niche research markets, which, as they expand, may also attract the attention of our competitors. We cannot accurately predict how competitive pressures will affect our business.

    Certain of our academic and commercial customers have developed purchasing initiatives to reduce their number of vendors in order to lower their supply costs. In some cases, these accounts have established preferred purchase agreements with large distributors, which include discounts. Some of our competitors have in the past and may in the future compete by lowering prices on certain products. In certain cases, we may respond by lowering our prices. In addition, if we fail to anticipate, recognize and implement new marketing and distribution strategies based upon the Internet or other marketing trends, our business may be materially adversely affected.

THERE ARE MANY RISKS RELATING TO INTERNATIONAL SALES AND OPERATIONS

    During 1998, sales to customers outside North America accounted for approximately 36% of our revenue, the majority of which was to customers in Europe and Asia. We expect that international sales will continue to account for a significant and increasing percentage of our revenues for the foreseeable future, in part because we intend to expand our international operations. However, foreign markets for our products may develop more slowly than we currently anticipate. Our international sales are subject to a number of risks, including the following:

    - foreign currency devaluation and fluctuation in exchange rates;

    - difficulties and costs associated with staffing and managing foreign operations;

    - unexpected changes or difficulties in compliance with legislative or regulatory requirements;

    - delays resulting from difficulty in obtaining export and import licenses for certain technology;

    - delays in collecting accounts receivable;

    - tariffs, quotas and other trade restrictions;

    - limited protection for intellectual property rights in some countries;

    - potential increased costs associated with overlapping tax structures; and

    - general economic and political conditions.

    We have established international subsidiaries to replace distributor relationships in Japan, Germany and the United Kingdom. As we opened such subsidiaries, we incurred significant start-up costs. Future openings of new international offices, if any, and the accompanying increase in our sales force would result in additional expenses and burdens on our systems and resources. Our international direct sales force may not be able to compete successfully against local competitors or established international distributors that represent the products of competing companies.

WE RELY ON RESEARCH AND DEVELOPMENT BUDGETS AND GOVERNMENT RESEARCH FUNDING

    Our customers include scientists at pharmaceutical and biotechnology companies, academic institutions and government laboratories. Fluctuations in the research and development budgets of these companies and institutions may have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, spending priorities, institutional budgetary policies and other factors outside of our control. The funding associated with grants from government agencies, including the United States National Institutes of Health, generally becomes available at particular times of the year, the timing of which may result in fluctuations in our operating results. In the past, grants have been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Any decrease in life science research and development expenditures or availability of government funding could materially adversely affect our business.

WE DEPEND ON KEY PERSONNEL AND NEED ADDITIONAL PERSONNEL

    We are highly dependent upon our ability to attract and retain certain key managerial, scientific, and technical personnel. We compete for such personnel with academic institutions, pharmaceutical companies and our competitors, among others. In addition, our success depends on our ability to hire qualified marketing and sales personnel. We intend to increase our North American sales force to over 25 individuals by mid-2000. The loss of key personnel or the inability to hire and retain qualified personnel could materially adversely affect our product development efforts and our business.

WE DEPEND ON KEY SUPPLIERS

    We purchase certain key raw materials, including RNA, from a limited number of suppliers, some of whom are located overseas. We believe there are relatively few alternative sources of supply for certain of these raw materials. Although we maintain significant inventories, if our current suppliers become unable or unwilling to supply raw materials when needed and we are unable to obtain alternative suppliers, we may be unable to manufacture and market certain products. Resulting delays or reductions in product shipments could damage relationships with our customers. Further, a significant increase in the price of one or more of these raw materials by our suppliers could materially adversely affect our gross margin or operating results.

WE ARE CONTROLLED BY CERTAIN STOCKHOLDERS AND MANAGEMENT

    Following this offering, our founders, directors and executive officers and their affiliates will beneficially own approximately 75.7% of the outstanding shares of common stock (73.1% if the underwriters' over-allotment option is exercised in full) and Kenneth S. Fong, Ph.D. and Pamela P. Fong, O.D. will beneficially own approximately 56.3% of the outstanding shares of common stock (54.4% if the underwriters' over-allotment option is exercised). These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Such control could have the effect of delaying or preventing a change in control and may make some transactions difficult or impossible without the support of these stockholders.

WE ARE NOT YET YEAR 2000 COMPLIANT

    Many currently installed computer systems are not capable of distinguishing 21(st) century dates from 20(th) century dates. As a result, in less than one year, computer systems and software used by many companies will experience operating difficulties unless they are modified or upgraded to adequately process information involving the century change.

    We are heavily dependent upon the proper functioning of our own computer and data-dependent systems. This includes, but is not limited to, systems used by our finance, operations, manufacturing and service departments. In addition, we are dependent on our vendors and suppliers, who utilize computer systems and software in their operations. Any failure or malfunctioning on the part of these or other systems could materially adversely affect our business in ways we cannot anticipate.

    We cannot assure you that we will successfully identify and address all Year 2000 issues. Even if we act in a timely manner to complete all of our assessments, identify, develop and implement remediation plans believed to be adequate, some problems may not be identified or corrected in time to prevent material adverse consequences to our business.

OUR STOCK PRICE MAY FLUCTUATE AND THE MARKET FOR OUR STOCK MAY BE VOLATILE

    We cannot predict whether an active trading market will develop for our common stock. The initial public offering price for the shares was determined by negotiations between Clontech and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations, and the market prices of securities of life science and biotechnology companies have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting."

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

OUR BUSINESS USES HAZARDOUS MATERIALS AND SUBJECTS US TO ENVIRONMENTAL LAWS AND REGULATIONS

    Our research and development activities involve the controlled use of hazardous materials, chemicals and radioactive compounds. We believe that we are in compliance in all material respects with applicable federal, state and local laws and regulations governing the storage, use, and disposal of such materials and certain waste products. However, our safety procedures for handling and disposing of hazardous materials may not fully comply with these standards. In the future, regulators may require us to incur significant costs to comply with environmental laws and regulations. In addition, our employees may be accidentally contaminated or injured from these materials. In the event of such an accident, we could be held liable for any damages that result.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

    Certain provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire us, even if a change of control would be beneficial to our stockholders. These provisions include the inability of stockholders to act by written consent without a meeting, limits on the ability to remove directors and certain procedures required for director nominations and stockholder proposals. In addition, certain provisions of Delaware law may also delay or make more difficult a merger, tender offer or proxy contest. The Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further votes or actions by the stockholders. The rights of the holders of common stock may be materially adversely affected by the rights of the holders of any preferred stock that may be issued. As a result, the issuance of preferred stock could decrease the market value of our common stock.

FUTURE SALES OF SHARES MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

    The market price of our common stock could drop as a result of sales of a large number of shares in the market after this offering or in response to the perception that such sales could occur. All of the 3,750,000 shares sold in this offering will be freely tradable, while the 11,703,683 other shares outstanding after this offering will be "restricted securities" as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"). All of these restricted securities will be subject to 180-day lock-up agreements. After expiration of the lock-up period, all of such shares will be eligible for immediate sale, and in certain instances subject to the volume limitations of Rule 144. BT Alex. Brown can release shares from one or more of the lock-up agreements without our approval. After the lock-up agreements expire, the holders of 3,017,142 shares of common stock have the right to request that we register those shares for sale in the public market. In addition, we intend to file a registration statement on Form S-8 with respect to an aggregate of 1,913,379 shares of common stock issuable upon exercise of options under our option plans and 450,000 shares reserved for purchase under our 1998 Employee Stock Purchase Plan.

MANAGEMENT HAS BROAD DISCRETION OVER THE NET PROCEEDS OF THE OFFERING

    Assuming an offering price of $15.00 per share, we estimate that we will receive net proceeds of approximately $44.3 million from the sale of the shares of common stock we are offering. We expect to use approximately $10.4 million for the retirement of debt, approximately $5.0 million for the expansion of manufacturing capacity, and approximately $4.0 million for the expansion of marketing and sales infrastructure. Although we have allocated the proceeds of the offering to specific uses, our management and Board of Directors have the discretion to change these allocations. The balance of the proceeds will be used for working capital and general corporate purposes. We currently have no specific plans for this balance. We may not be able to yield a significant return on any investment of the proceeds.

YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE

    Purchasers of our common stock will incur immediate dilution of $11.02 per share in the net tangible book value of our common stock from the assumed initial public offering price of $15.00 a share. Additional dilution will occur upon the exercise of options and warrants.

                                USE OF PROCEEDS

    We estimate that net proceeds from the sale of 3,250,000 shares of common stock that we are offering will be $44.3 million. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $52.1 million. We have assumed an initial public offering price of $15.00 per share after deducting estimated underwriters' discounts and commissions and estimated offering expenses.

    We anticipate using approximately $6.5 million of the net proceeds from this offering to retire our 12% Subordinated Notes held by stockholders, approximately $5.0 million for expansion of manufacturing capacity, approximately $4.0 million for expansion of marketing and sales infrastructure and approximately $3.9 million to retire other long-term indebtedness. However, these allocations are estimates and we will retain broad discretion over the use of the net proceeds of this offering. We intend to use the balance of the net proceeds for working capital and general corporate purposes. The amounts and timing of the expenditures for these purposes may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. We are not currently planning any acquisition and no portion of the net proceeds have been allocated for any specific acquisition.

    We believe that our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital requirements for the foreseeable future. Pending use of the net proceeds, we intend to invest the net proceeds in short-term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our capital stock. We intend to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998,
(i) on an actual basis and (ii) as adjusted to give effect to the sale of 3,250,000 shares of common stock we are offering at an assumed initial public offering price of $15.00 per share (after deducting estimated underwriting discounts and commissions and our estimated offering expenses) and the application of the estimated net proceeds. See "Use of Proceeds."

                                                                                             DECEMBER 31, 1998
                                                                                          -----------------------
                                                                                           ACTUAL    AS ADJUSTED
                                                                                          ---------  ------------
                                                                                              (IN THOUSANDS)
Long-term debt and notes payable to stockholders........................................  $   9,418   $      122
Stockholders' equity
  Preferred stock, $0.001 par value; no shares authorized, no shares issued and outstanding actual; 10,000,000 shares authorized, no shares issued and outstanding
    as adjusted.........................................................................     --           --
  Common stock, $0.001 par value; 50,000,000 shares authorized, 12,000,000 shares issued and outstanding actual; 50,000,000 shares authorized, 15,452,776 shares issued and
    outstanding as adjusted(1)..........................................................          1            4
  Additional paid-in capital............................................................        959       45,244
  Accumulated other comprehensive income................................................         28           28
  Deferred stock compensation...........................................................       (413)        (413)
  Retained earnings.....................................................................     16,688       16,688
                                                                                          ---------  ------------
      Total stockholders' equity........................................................     17,263       61,551
                                                                                          ---------  ------------
         Total capitalization...........................................................  $  26,681   $   61,673
                                                                                          ---------  ------------
                                                                                          ---------  ------------

                            ------------------------

------------------------

(1) Based on the number of shares outstanding on December 31, 1998. Includes the 3,250,000 shares sold by Clontech in this offering and 202,776 shares sold by selling stockholders that are issuable upon the exercise of outstanding warrants, assuming the net exercise of such warrants at the closing of this offering. Excludes (i) 847,168 shares issuable upon exercise of outstanding options at a weighted average price of $7.61 per share under the 1997 Equity Incentive Plan and (ii) 1,517,118 shares reserved for future grants or purchases pursuant to our 1997 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Purchase Plan. See "Management--Employee Benefit Plans."

                                    DILUTION

    The net tangible book value of Clontech, as of December 31, 1998, was $17.3 million, or $1.44 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding at that date. After giving effect to the sale by Clontech of the 3,250,000 shares of common stock being offered hereby at an assumed initial public offering price of $15.00 per share and the sale by existing stockholders of 202,776 shares that will be issued upon the net exercise of outstanding warrants at the closing of this Offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 1998, would have been $61.6 million or $3.98 per share. This represents an immediate increase in pro forma net tangible book value of $2.54 per share to existing stockholders and an immediate dilution of $11.02 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share............................              $   15.00
  Net tangible book value per share at December 31, 1998...................  $    1.44
  Increase per share attributable to new investors.........................       2.54
                                                                             ---------
Pro forma net tangible book value per share after this offering............                   3.98
                                                                                        -----------
Dilution per share to new investors........................................              $   11.02
                                                                                        -----------
                                                                                        -----------

    The following table summarizes, on a pro forma basis, as of December 31, 1998, and assuming the issuance of 202,776 shares upon the net exercise of warrants at the closing of this offering, the differences between the number of shares of common stock purchased from Clontech, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering (at an assumed initial public offering price of $15.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):

                                       SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                    -----------------------  ------------------------  PRICE PER
                                      NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                    ----------  -----------  -----------  -----------  ---------
Existing stockholders(1)..........  12,202,776          79%  $     1,000           0%  $  0.0001
New investors.....................   3,250,000          21    48,750,000       100.0   $   15.00
                                    ----------       -----   -----------       -----
    Total.........................  15,452,776       100.0%  $48,751,000       100.0%
                                    ----------       -----   -----------       -----
                                    ----------       -----   -----------       -----

------------------------

(1) Sales by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 11,702,776 shares, or 76% of the shares of common stock outstanding, and will increase the number of shares to be purchased by new investors to 3,750,000, or approximately 24% of the total number of shares of common stock outstanding after this offering (approximately 27% if the underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

    The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. As of December 31, 1998, there were outstanding (i) options to purchase 847,168 shares of common stock, at a weighted average exercise price of $7.61 per share and (ii) warrants to purchase 549,824 shares of common stock at an exercise price of $9.09 per share. In addition, as of December 31, 1998, there were an aggregate of 1,517,118 shares reserved for future grants or purchases pursuant to our 1997 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Option Plan. To the extent that any shares reserved for issuance under our stock plans or the warrants are issued, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and Note 12 of notes to consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with Clontech's consolidated financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1995 and 1996, and the consolidated statement of operations data for the year ended December 31, 1995, are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data and consolidated balance sheet data as of and for the year ended December 31, 1994, is derived from audited consolidated financial statements not included herein. The 1994 audited consolidated financial statements were audited by a predecessor auditor whose report contains a qualification concerning the fact that it did not observe the physical inventory at December 31, 1994. The historical results are not necessarily indicative of results to be expected for future periods.

                                                                             YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1994       1995       1996       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------

                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $  15,316  $  17,351  $  27,164  $  36,802  $  47,811
Cost of revenues............................................      2,739      4,947      7,286     11,752     14,945
                                                              ---------  ---------  ---------  ---------  ---------
  Gross profit..............................................     12,577     12,404     19,878     25,050     32,866
                                                              ---------  ---------  ---------  ---------  ---------
Operating expenses
  Research and development..................................      1,416      4,483      3,684      5,085      7,014
  Selling, general and administrative.......................      9,095      6,410     10,822     13,764     18,961
                                                              ---------  ---------  ---------  ---------  ---------
Total operating expenses....................................     10,511     10,893     14,506     18,849     25,975
                                                              ---------  ---------  ---------  ---------  ---------
Operating income............................................      2,066      1,511      5,372      6,201      6,891
  Interest and other income (expense), net..................         19        (19)       171       (162)      (261)
                                                              ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes....................      2,085      1,492      5,543      6,039      6,630
Provision for income taxes..................................        779        621      2,102      2,366      2,584
                                                              ---------  ---------  ---------  ---------  ---------
Net income..................................................  $   1,306  $     871  $   3,441  $   3,673  $   4,046
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Earnings per share(1)
  Basic.....................................................  $    0.11  $    0.07  $    0.29  $    0.31  $    0.34
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Diluted...................................................  $    0.11  $    0.07  $    0.29  $    0.30  $    0.32
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Shares used in computing earnings per share
  Basic.....................................................     12,000     12,000     12,000     12,000     12,000
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Diluted...................................................     12,000     12,000     12,000     12,088     12,543
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                                                                                   AT DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1994       1995       1996       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------

                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, short-term investments and marketable
  securities..................................................  $   1,746  $   3,088  $   5,147  $  11,859  $  15,534
Working capital...............................................      3,315      4,512      6,761     13,341     18,717
Total assets..................................................      7,101     10,699     16,580     31,038     40,063
Long-term debt and notes payable to stockholders..............        286      2,324      1,920      8,067      9,418
Total stockholders' equity....................................      4,616      5,529      8,949     13,111     17,263

--------------------------

(1) See Note 2 of notes to consolidated financial statements for a description of the computation of earnings per share and the number of shares used in computing earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS, THAT REFLECT OUR PLANS AND ESTIMATED BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES, INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY IN "RISK FACTORS."

OVERVIEW

    We develop, manufacture and market products that allow scientists to conduct gene-based drug discovery and other essential molecular biology research efficiently and reliably. Since Clontech's inception in 1984, we have grown rapidly and have assembled a portfolio of approximately 1,500 products. Since 1994, our revenues have grown at a compounded annual rate of 33%. We rely on new product introductions for a significant portion of our growth. In 1998, new products introduced in that year generated $4.7 million, or 9.8%, of revenues. In 1997, new products introduced in that year generated $2.8 million, or 7.6%, of revenues.

    We manufacture the majority of our products at our facility in Mountain View, California. The vast majority of our products are shipped the same day that orders are received. In order to meet the same day shipment policy, we maintain relatively high levels of inventory. We have never had and do not anticipate having a significant backlog.

    International revenues accounted for 36% of consolidated revenues in 1998, and we expect international revenues to grow at a higher rate than our North American revenues in the next several years. Our international customers are serviced through a combination of our subsidiaries in Japan, Germany and the United Kingdom, our 25 distributors and direct shipments from the United States. As we have opened our foreign sales, service and distribution subsidiaries, we have incurred significant start-up costs. In the future, where appropriate, we may shift from third party distribution to direct sales on a country-by-country basis.

    The markets for our products are characterized by rapid technological change and frequent new product introductions. Our continued investment in product development is a significant ongoing expense, and we often focus on unproven technologies and undeveloped markets. As a result, we may experience difficulty in forecasting operating expenditures, and we cannot know whether such efforts will result in commercially successful products. We expect that our research and development spending in absolute terms and as a percentage of revenue will continue to increase as the number of new products under development increases and our product development cycles lengthen.

    Patent litigation is prevalent in the life science industry, and, as more patents are issued, we expect that we may be sued by third parties alleging infringement of their patents. Such litigation will result in the diversion of management's time and effort and will result in increased legal expenses. For example, in December 1996, we were sued by Life Technologies, Inc. ("LTI"). Expenses related to the LTI litigation have fluctuated significantly over the periods presented, depending on the level of activity in pursuing the litigation. See "Business--Legal Proceedings."

    To support our historical and future growth, we have made and expect to continue to make investments in research and development, North American and international sales and service infrastructure and additional manufacturing capability. The expenses associated with these investments may reduce future operating results. We anticipate that results of operations may fluctuate due to several factors, including changes in research budgets and demand for our products, our ability to introduce new products successfully, competitive product introductions, continued market acceptance of existing products, our ability to manufacture our products efficiently and our ability to control or adjust operating expenses in response to changes in revenues. In addition, results of operations could be affected by the timing of orders from distributors and the mix of sales among distributors and our direct sales force and between North American and international customers. In addition, our quarterly revenue may vary depending upon the level of activity under, and the completion of, contract research and development agreements. In the past, we have incurred significant expenses related to defending and enforcing our proprietary intellectual property positions, and we expect to continue to incur such expenses in the future. Although we have experienced growth in recent years, we cannot assure you that, in the future, we will sustain revenue growth or remain profitable on a quarterly or annual basis or that growth will be consistent with predictions made by securities analysts.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUES. Our revenues were $47.8 million for the year ended December 31, 1998, an increase of 30% over revenues of $36.8 million for the year ended December 31, 1997. This increase in revenues was attributable in part to revenues from new products introduced in 1998, which generated $4.7 million in sales. In addition, in 1998, we increased the size of our North American direct sales force, which further increased our sales. In the first half of 1998, we established subsidiaries in Japan and the United Kingdom, two of our largest international markets, to replace exclusive distributors in these markets. Our revenues in Japan and the United Kingdom increased due to higher average selling prices as well as more focused sales efforts in those countries. We expect that future revenues will depend on our ability to successfully introduce new products, the availability of new technologies to license, our ability to expand our customer base, the continued funding of academic, government and corporate life science research budgets and competitive conditions in the marketplace.

    COST OF REVENUES. Our cost of revenues was $14.9 million for the year ended December 31, 1998, an increase of 27% over cost of revenues of $11.8 million for the year ended December 31, 1997. Our gross margin was 69% for the year ended December 31, 1998, and 68% for the year ended December 31, 1997. This increase in gross margin was primarily due to the change to direct sales in Japan and the United Kingdom, where our products have higher average selling prices. This increase was partially offset by an increase in overhead costs related to the expansion of our manufacturing facilities at the end of 1997. We intend to increase our licensing of new technologies in future periods, which would result in higher royalty payments and could lower gross margins. Other factors most likely to affect our gross margins in future periods include the North American and international sales mix, competitive conditions and foreign exchange rates.

    RESEARCH AND DEVELOPMENT. Our research and development expenses were $7.0 million for the year ended December 31, 1998, an increase of 38% over research and development expenses of $5.1 million for the year ended December 31, 1997. These expenses were 15% of revenues for the year ended December 31, 1998, and 14% of revenues for the year ended December 31, 1997. This increase in research and development spending in absolute terms and as a percentage of revenue was due to an increase in the number of new products under development. In addition, in 1998, we focused on technologies that have a longer product development cycle. Research and development spending consists primarily of personnel expenses, material costs and licensing. We expect to increase our licensing of new technologies in the future, which may result in higher research and development spending related to up-front license fees and the commercialization of these technologies.

    SELLING, GENERAL AND ADMINISTRATIVE. Our selling, general and administrative expenses were $19.0 million for the year ended December 31, 1998, an increase of 38% over selling, general and administrative expenses of $13.8 million for the year ended December 31, 1997. These expenses were 40% of revenues for the year ended December 31, 1998, and 37% of revenues for the year ended December 31, 1997. This increase is due primarily to the increased costs of defending the patent infringement dispute with LTI. In the first half of 1998, establishment of our subsidiaries in Japan and the United Kingdom increased selling and administrative costs in these countries. Additionally, in 1998, the expansion of our North American direct sales force increased selling and administrative costs. We expect that general and administrative costs in future periods will increase in absolute terms due in part to the additional expenses related to being a public company.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Net interest and other expense was $261,000 for the year ended December 31, 1998, and $162,000 for the year ended December 31, 1997. In 1998, interest expense was $1.1 million, comprised primarily of interest relating to the issuance of 12% Subordinated Notes to stockholders in late 1997. This interest expense was partially offset by interest income on cash and cash equivalent balances and foreign exchange gains. In 1997, interest expense was $455,000, comprised primarily of interest relating to term loans used to finance leasehold improvements. This interest expense was partially offset by $315,000 in interest income on cash and cash equivalent balances.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUES. Our revenues were $36.8 million for the year ended December 31, 1997, an increase of 35% over revenues of $27.2 million for the year ended December 31, 1996. This increase in revenue related primarily to an increase in the size of the North American sales force and introduction of new products in 1997, which generated $2.8 million in sales.

    COST OF REVENUES. Our cost of revenues was $11.8 million for the year ended December 31, 1997, an increase of 61% over the cost of revenues of $7.3 million for the year ended December 31, 1996. Gross margin was 68% for the year ended December 31, 1997, and 73% for the year ended December 31, 1996. Gross margin decreased in part because our product mix shifted towards products with higher royalty rates. Additionally, in 1997, we added a new manufacturing facility and incurred related personnel, equipment and moving expenses.

    RESEARCH AND DEVELOPMENT. Our research and development expenses were $5.1 million for the year ended December 31, 1997, an increase of 38% over research and development expenses of $3.7 million for the year ended December 31, 1996. These expenses were relatively constant at 14% of revenues for the years ended December 31, 1997 and 1996. This increase in absolute terms was primarily due to an increase in personnel to support new research and development initiatives.

    SELLING, GENERAL AND ADMINISTRATIVE. Our selling, general and administrative expenses were $13.8 million for the year ended December 31, 1997, an increase of 27% over selling, general and administrative expenses of $10.8 million for the year ended December 31, 1996. These expenses were 37% of revenues for the year ended December 31, 1997, and 40% for the year ended December 31, 1996. This increase in absolute terms was primarily due to increased spending in marketing and sales to support existing and new product sales growth. Also, expenses associated with establishing operations in the United Kingdom were incurred in late 1997. The costs of defending the LTI lawsuit increased in 1997 compared to 1996.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Net interest and other expense was $162,000 for the year ended December 31, 1997, compared to net interest and other income of $171,000 for the year ended December 31, 1996. In 1997, interest expense was $455,000, comprised primarily of interest relating to term loans used to finance leasehold improvements. This interest expense was partially offset by $315,000 in interest income on cash and cash equivalent balances. In 1996, interest and other income was $390,000, consisting of interest income on cash and cash equivalent balances and other income. This interest income was partially offset by $219,000 in interest expense relating to term loans used to finance leasehold improvements.

QUARTERLY RESULTS OF OPERATIONS

    The following table represents quarterly operating results for each of the last eight quarters. This information has been derived from unaudited financial statements and has been prepared on the same basis as our audited financial statements, which appear elsewhere in this prospectus. In our opinion, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                           THREE MONTHS ENDED
                                     ----------------------------------------------------------------------------------------------
                                      MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,    MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,
                                        1997         1997         1997         1997        1998       1998       1998       1998
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------

                                                                             (IN THOUSANDS)
Revenues...........................   $   8,283    $   9,147    $   9,803    $   9,569   $  11,505  $  10,635  $  12,890  $  12,781
Cost of revenues...................       2,765        2,816        3,125        3,046       3,807      3,444      3,922      3,772
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
  Gross profit.....................       5,518        6,331        6,678        6,523       7,698      7,191      8,968      9,009
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.........       1,131        1,233        1,349        1,372       1,280      1,633      1,934      2,167
  Selling, general and
    administrative.................       3,062        3,358        3,414        3,930       4,360      4,310      4,875      5,416
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
Total operating expenses...........       4,193        4,591        4,763        5,302       5,640      5,943      6,809      7,583
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
Operating income...................       1,325        1,740        1,915        1,221       2,058      1,248      2,159      1,426
Interest and other income
  (expense), net...................           2           25          (73)        (116)       (101)      (139)      (155)       134
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
Income before provision for income
  taxes............................       1,327        1,765        1,842        1,105       1,957      1,109      2,004      1,560
Provision for income taxes.........         522          695          719          430         746        438        787        613
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
Net income.........................   $     805    $   1,070    $   1,123    $     675   $   1,211  $     671  $   1,217  $     947
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------
                                     -----------  -----------  -----------  -----------  ---------  ---------  ---------  ---------

    REVENUES. Our revenues have generally increased from quarter to quarter over the periods presented. These increases have resulted primarily from growth in the North American sales force, the introduction of new products and switching in certain markets from distributorships to direct sales and service subsidiaries. As a result of a change in our Japanese distributor agreement, which became effective April 1, 1998, we discontinued our practice of recognizing revenue upon the shipment of product by our subsidiary to our distributor and began to recognize revenue only after our distributor shipped product to its customers. Our revenues were lower in the quarter ended June 30, 1998, as our distributor sold through its inventory of products upon which we had previously recorded revenue. Additionally, our business generally experiences a pattern of seasonality with somewhat lower revenues in the fourth quarter of each year compared to prior quarters due to reduced selling days in November and December.

    COST OF REVENUES. Our cost of revenues has fluctuated with sales over the periods presented. Gross margins have increased from 67% in the first quarter of 1997 to 70% in the fourth quarter of 1998. This increase was due primarily to a change to direct sales in Japan and the United Kingdom and was partially offset by an increase in overhead costs related to expansion of our manufacturing facilities at the end of 1997.

    RESEARCH AND DEVELOPMENT. Our research and development expenses have generally increased over the periods presented. This increase is primarily a result of an increased number of new research and development personnel to support products under development, as well as an increase in the length of product development cycles.

    SELLING, GENERAL AND ADMINISTRATIVE. Our selling, general and administrative expenses have increased in absolute terms over the periods presented as our infrastructure has expanded to support our higher levels of sales. As a percentage of revenues, our selling, general and administrative expenses have fluctuated on a quarterly basis. In the quarters ended December 31, 1997, and March 31, 1998, we incurred start-up costs related to the establishment of new subsidiaries in Japan and the United Kingdom. Additionally, expenses related to the LTI litigation have fluctuated significantly over the periods presented depending on the level of activity in pursuing the litigation.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest and other income (expense), net has fluctuated over the periods presented primarily due to the timing and magnitude of borrowings, offset by changes in our balance of cash and cash equivalents. In September 1997, we issued $6.0 million of 12% Subordinated Notes, which resulted in an increase in interest expense. We periodically experience foreign currency gains and losses.

INCOME TAXES

    In 1998, 1997 and 1996, our effective tax rates were 39%, 39% and 38%, respectively, and were below the combined federal and state statutory rate of 40% primarily due to research and development tax credits and foreign sales corporation benefits. These tax credits have been authorized by the United States Congress on a year-by-year basis, and we have no assurance they will be available in future years.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through cash generated from operations. As of December 31, 1998, we had raised $6.0 million, net of issuance costs, from the private sale of debt and equity securities. At December 31, 1998, we had $13.3 million in cash and cash equivalents, and an aggregate of $6.6 million available under three lines of credit. Through December 31, 1998, there had been no borrowings under these lines of credit. Two lines of credit with aggregate available borrowings of $6.0 million expire on May 31, 1999 (the "Domestic Lines"). The third line of credit is a 65.0 million yen revolving loan (approximately $573,000 at December 31, 1998) and expires on July 31, 1999. The Domestic Lines are secured by substantially all of our assets and contain covenants and restrictions including certain financial ratios, restrictions on dividend payments and maintainence of a minimum cash balance on hand of $3.0 million. As of December 31, 1998, we were in compliance with all such covenants and restrictions.

    We have two term loans in place, the proceeds of which were used to finance leasehold improvements. A loan for our headquarters in Palo Alto for $2.5 million was obtained in December 1995. The loan matures in December 2002, and bears interest at the bank's Adjusted Treasuries Rate plus 2.25%. At December 31, 1998, the loan balance was $1.5 million and bore interest at a rate of 7.47% per annum. A loan for our manufacturing facility in Mountain View was obtained in two increments. An initial amount of $1.0 million was obtained in December 1997, and a $1.5 million increment was obtained in June 1998. This loan matures in June 2005, and bears interest at LIBOR plus 2.25%. At December 31, 1998, the loan balance was $2.4 million and bore interest at 7.75% per annum.

    During the year ended December 31, 1998, net cash provided by operating activities was $3.8 million, which resulted primarily from net income of $4.0 million and depreciation and amortization of $1.7 million. Net cash used in investing activities was $364,000, which resulted primarily from the purchase of property and equipment and short-term investments. Net cash provided by financing activities was $1.2 million.

    During 1999, we intend to change our relationships with our distributor and subdealers in Japan. As a result, credit terms to customers in Japan will be extended. This will result in increased days sales outstanding beginning in the second quarter of 1999. In addition, we expect to carry higher inventory balances in 1999 for some of our key raw materials.

    We believe that the net proceeds from this offering, together with available funds, will be sufficient to meet our capital requirements for the foreseeable future. We may also utilize cash to acquire or invest in complementary businesses and technologies, although we do not have any plans, arrangements or understandings with respect to any future acquisitions at this time. We may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities would result in additional dilution to our stockholders, and the incurrence of additional debt would result in additional interest expense.

YEAR 2000 COMPLIANCE

    We recently formed an internal task force consisting of senior management and representatives from all of our functional areas to evaluate those areas of our business that may be affected by the Year 2000 issue. The task force is focusing primarily on three areas of potential impact: internal information systems, internal support systems, and the readiness of significant third parties with whom we have material business relationships. Our products do not use or contain any parts which are susceptible to Year 2000 issues.

    INTERNAL INFORMATION SYSTEMS. We are in the process of upgrading our current domestic manufacturing, financial and accounting systems to be Year 2000 compliant, meaning that they are capable of distinguishing 21(st) century dates from 20(th) century dates. We are in the final stages of testing and training related to this upgrade. Total cost of the upgrade is expected to be less than $250,000, the majority of which has already been incurred. Implementation of the new system is expected to be complete by April 30, 1999. Our overseas subsidiaries already operate on Year 2000 compliant accounting and distribution systems. The internal task force has completed its inventory of other upgrades and modifications required to be Year 2000 compliant. The cost of completing these upgrades and modifications is not expected to be material.

    INTERNAL SUPPORT SYSTEMS. Our telephone, voicemail and other systems such as our product storage systems have been inventoried by the task force. We are in the process of contacting the manufactures of these systems to ensure they are Year 2000 compliant. The task force has not yet identified any internal support system that would require significant upgrade or replacement to be Year 2000 compliant.

    THIRD PARTIES. We are in the process of contacting all major suppliers to ensure they are Year 2000 compliant.

    CONTINGENCY PLANS. We are currently purchasing additional quantities of materials from selected suppliers and expect to do so throughout 1999.

    Our estimated completion dates, costs, risks and other forward-looking statements regarding Year 2000 issues are based on our best estimates given information that is currently available and are subject to change. As we continue to progress with our Year 2000 initiatives, we may discover that it is more costly, time consuming or difficult to prepare for the Year 2000. We cannot assure you that we will be successful in our efforts to identify and address all Year 2000 issues. Even if we act in a timely manner to complete all of our assessments, and identify, develop and implement our remediation plans, some problems may not be identified or corrected in time to prevent material adverse consequences to our business.

FOREIGN CURRENCY HEDGING

    Sales made directly from the United States to our international customers and distributors are denominated in United States dollars. However, in Japan, Germany and the United Kingdom, we sell through subsidiaries to customers in their local currencies. These countries accounted for 23% of our revenue in 1998. As we commence and expand our international operations, our customers may pay us in foreign currencies, and our exposure to losses in foreign currency transactions may increase. We have previously limited and may continue to limit our exposure by the purchase of forward exchange contracts or through similar hedging strategies. However, no currency hedging strategy can fully protect us against exchange-related losses.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative--which focused on freestanding contracts such as options and forwards (including futures and swaps)--expanding it to include embedded derivatives and many commodity contracts. Under this statement, every derivative is recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement is effective for fiscal years beginning after June 15, 1999. Earlier application is allowed as of the beginning of any quarter beginning after issuance. We do not anticipate that the adoption of this statement will have a material impact on our financial position or results of operations.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

THE COMPANY

    We develop, manufacture and market products for life science research. Our products enable scientists to identify genes, study how cells are regulated by genes and search for drugs that can treat diseases. We provide a portfolio of over 1,500 products that allow scientists to perform academic research and drug discovery more rapidly and effectively. We sell our products primarily to scientists within government entities, academic institutions and pharmaceutical and biotechnology companies. In 1998, our total sales were $47.8 million, and, since 1994, our sales have grown at a 33% compounded annual rate.

INDUSTRY OVERVIEW

    Life science research is conducted in biotechnology and pharmaceutical companies as well as in academic and government laboratories. Industry analysts estimate that there are over 300,000 scientists worldwide engaged in life science research. Based on industry estimates, in 1997, the United States market for bioreagents approached $1.4 billion. We believe that the life science research market will continue to expand due to several factors, including: (i) increasing levels of government and commercial funding for life science research, (ii) a growing need to identify genes and to analyze their functions based on new information generated by the Human Genome Project, a federally funded effort to identify all human genes, and other genome sequencing projects,
(iii) the proliferation of new research initiatives made possible by rapidly changing molecular biology research techniques, and (iv) intensifying competition to discover new drug targets and drugs in the pharmaceutical and biotechnology industries.

    Over the past two decades, life science research has experienced substantial advances, particularly in the field of molecular biology. Molecular biologists have greatly furthered our understanding of DNA and RNA, the transcription of DNA to RNA, the translation of RNA to proteins, and the role of proteins in the regulation of biological processes. This has facilitated a better understanding of the fundamental role of genes in cellular and molecular biological processes and in the origin of diseases. It now is recognized that many diseases are caused by genetic defects, by improper regulation of disease-related genes or by the disruption of cellular pathways.

    In recent years, a vast amount of new DNA sequence data has been generated by the Human Genome Project and privately funded genomics initiatives. The usefulness of these genomic data in drug target discovery depends in large part on the ability of researchers to rapidly and reliably identify genes and their function in order to develop drug target candidates for therapeutic intervention. Drug target discovery research utilizing genomic information is frequently conducted in the following phases:

    GENE IDENTIFICATION. Genes are sequences of DNA that contain instructions to produce a particular protein. Scientists estimate that there are approximately 80,000 human genes, a substantial number of which have yet to be identified. Genes are identified using a variety of techniques, including sequencing and mapping DNA and screening cDNA libraries. cDNA libraries, which are derived from RNA, are important tools in identifying novel genes.

    GENE EXPRESSION ANALYSIS. Gene expression analysis involves determining which genes have been activated or inactivated within a particular tissue or in a particular disease state. Differential gene expression analysis compares gene expression patterns of different tissues, such as diseased tissues versus normal tissues. Gene expression analysis is important in linking specific genes to disease.

    FUNCTIONAL ANALYSIS. Functional analysis involves determining the role of a protein that is encoded by a specific gene. This process is critical to understanding cellular pathways and to identifying drug targets. Cellular pathways dictate the interactions of proteins and other components within a cell and are essential for the proper functioning of a cell.

    TARGET VALIDATION. Advances in gene identification, gene expression analysis and functional analysis have vastly expanded the set of novel gene-based drug targets. Target validation involves the identification of the most promising of these drug target candidates for further development. This includes the identification of specific proteins and the determination of their role in biological pathways, their toxicity and their correlation to particular disease states. Cell-based assays represent one of the most effective ways to conduct target validation.

    In both academic research and drug target discovery research, scientists are constantly in search of tools that will enhance the quality and productivity of their research efforts. The challenge for companies marketing life science research products is to bring innovative products to market in order to address the evolving needs of scientists. For example, in the area of gene identification, we believe that there is a pressing need for technologies that can identify full-length gene sequences, work with extremely small tissue samples and identify gene sequences at higher levels of throughput. In the area of gene expression analysis, we believe that research is hindered by low-throughput methods and by difficulties in consistently reproducing and effectively analyzing data. In the area of functional analysis, we believe that the available tools are limited. Finally, in the area of target validation, we believe that gene-based drug discovery has increased the need for more informative assays.

CLONTECH APPROACH

    To address these challenges, we have developed and continue to expand our portfolio of technologies and innovative tools that enable scientists to conduct gene-based drug target discovery and other essential molecular biology research rapidly, effectively and reliably. We offer over 1,500 products within approximately 130 product lines that enable scientists to conduct research in the areas of gene identification, gene expression analysis, functional analysis and target validation.

    In the area of gene identification, we offer products that allow for the rapid identification of full-length gene sequences in a high-throughput manner while allowing researchers to work with extremely small quantities of tissue samples. These products include our proprietary PCR-based full-length cloning systems and technologies.

    In the area of gene expression analysis, our patented method for cDNA library subtraction allows researchers to look with high levels of sensitivity at differential expression of rare genes. Rare genes, which are expressed in low abundance, are often the most important in the study of disease pathways. Additionally, our proprietary cDNA arrays represent a cost-effective and highly sensitive approach to high-throughput gene expression analysis that does not require special instrumentation.

    In the area of functional analysis, the ability to control and monitor the protein expression of identified genes and to identify and analyze protein-protein interactions is essential in determining gene function. We believe that we offer one of the most tightly controllable protein expression systems available. Additionally, we believe that our two-hybrid system is a leading technology, which enables scientists to study protein-protein interactions IN VIVO.

    In the area of target validation, our signal transduction technology allows scientists to monitor effectively the effect of specific stimuli on cellular pathways. We believe that our signal transduction system was one of the first commercially available products to allow scientists to monitor multiple pathways simultaneously and with a high level of sensitivity. Additionally, we believe that our retroviral gene transfer technology is one of the leading commercial products for the rapid and efficient construction of cell lines used in target validation.

CLONTECH STRATEGY

    We believe that we are a leading provider of innovative tools and enabling technologies for life science research. We employ the following strategies to maintain and expand our leadership position:

    PIONEER THE COMMERCIALIZATION OF ENABLING TECHNOLOGIES. We anticipate and quickly respond to the evolving needs of life science researchers. We have a proven record of developing fundamental enabling technologies through our internal research and development efforts, identifying and acquiring technologies from third parties, and converting novel technologies into commercially viable research tools. For example, we identified the two-hybrid technology as a technology that would enable researchers to identify protein-protein interactions, and we commercialized our MATCHMAKER product approximately two years before any significant competitive product entered the market.

    RAPIDLY DEVELOP NEW TECHNOLOGIES AND INNOVATIVE TOOLS. Once we have identified a market opportunity, we attempt to rapidly bring new enabling technologies and innovative tools to market. We believe that being the first to introduce innovative tools is instrumental to establishing our products as the technology standard. Our research and development, sales and marketing and manufacturing personnel collaborate closely to facilitate the rapid development and commercialization of new products. For example, within one year of identifying a need for a low-cost, high-throughput method for differential gene expression analysis, we developed and launched our line of cDNA arrays.

    MAINTAIN TECHNOLOGICAL LEADERSHIP. We continuously enhance and extend our product lines to protect our technology leadership position. We believe that being a technology leader is imperative to establishing and maintaining market share. For example, we believe that we are one of the leading suppliers of PCR-based cloning products due, in large part, to our innovative and well-received new product introductions, such as cDNA subtraction and full-length cloning systems.

    PROVIDE A BROAD PORTFOLIO OF PRODUCTS. We provide a range of innovative tools and enabling technologies that address research questions across all phases of molecular biology research. We believe that our product portfolio offers customers integrated research solutions for a variety of their research needs. This broad portfolio of products reduces our reliance on any single product line or market area.

    LEVERAGE TECHNICAL SALES AND SERVICE CAPABILITIES. We provide a high level of technical sales and service to enable our customers to easily select and use the appropriate products for their needs. We employ a staff of 14 highly trained technical service support specialists (six of whom hold Ph.D.s) to consult with research scientists concerning the use of our products and research protocols. Additionally, this technical communication with our customers allows us to identify and respond to evolving market demands for new products.

    RECRUIT, DEVELOP AND RETAIN OUTSTANDING SCIENTISTS. We have established a working environment that provides our scientists with substantial latitude to develop products and technologies. We believe that this environment increases our commercial success and our ability to recruit, develop and retain outstanding scientists.

CLONTECH PRODUCTS

    We offer over 1,500 products within approximately 130 product lines that address customer needs in the areas of gene identification, gene expression analysis, functional analysis and target validation. These products include enabling technologies, which allow our customers to conduct experiments that would not otherwise be possible, and innovative research tools, which permit researchers to achieve results in a more rapid, efficient and reproducible manner.

    Our products are packaged in a variety of formats, but most typically as kits or systems, and are designed to be compatible with each other to provide an integrated approach to molecular biology research. We believe that scientists select products and make purchasing decisions based on product performance, quality, reputation, time savings, ease of use, service and availability.

    GENE IDENTIFICATION

    We offer a broad range of proprietary products for gene identification, including cDNA and genomic libraries, ADVANTAGE PCR enzyme systems, SMART PCR cDNA library construction kits, MARATHON cDNA products and nucleic acid purification products.

    Our cDNA and genomic libraries are used to isolate, identify and sequence novel genes. We have optimized library construction technology to maximize the number of full-length genes contained in each library and to increase the likelihood of identifying a novel gene. Our library products have been cited extensively in peer-reviewed scientific journals, and many important disease-related genes have been identified using these products, including the gene causing cystic fibrosis; BRCA2, the early-onset breast indicator gene; and the N-MYC oncogene.

    Polymerase chain reaction ("PCR") is a nucleic acid amplification technology that is now basic to most molecular biology research and gene-based drug target discovery. Soon after the introduction of PCR technology, we launched our first PCR products and subsequently employed PCR as a technology platform underlying several of our proprietary gene identification product lines. Historically, a limitation of PCR was that only relatively short sequences could be reliably amplified without error because of the enzyme commonly utilized in the amplification process. In 1995, we introduced the ADVANTAGE PCR enzyme systems (the "ADVANTAGE" systems), which offer the reliable amplification of longer DNA sequences and a number of other research advantages. The ADVANTAGE systems complement many of our products to provide a system to isolate and identify target genes.

    Identifying novel, disease-related genes often requires working with clinical samples, such as tumor biopsies, which generally yield very small amounts of RNA, the material used to create cDNA libraries. In 1996, we introduced our proprietary SMART PCR cDNA library construction kit (the "SMART " kit). We believe that the SMART kit is the only commercially available product that allows researchers to construct their own full-length cDNA libraries from as little as 25-50 nanograms of RNA. This SMART method is rapid and reproducible and is compatible with our MARATHON kit and PCR-SELECT cDNA subtraction kit.

    Obtaining full-length gene sequences is critical to understanding gene expression and protein function, both of which are essential to gene-based drug target discovery. Our proprietary MARATHON cDNA amplification kit (the "MARATHON" kit) allows the determination of a target gene's full-length cDNA sequence and the rapid analysis of several genes in one experiment. We also offer time-saving, MARATHON-READY cDNAs, which eliminate the need to acquire difficult-to-obtain human tissues. The MARATHON kit and MARATHON-READY cDNAs are optimized for use with our ADVANTAGE systems.

    The quality of DNA and RNA sample preparation, isolation and purification is critical to the success of any gene identification and expression project. In order to address a large market opportunity and to integrate sample preparation technology into our product line, we offer the NUCLEOBOND, NUCLEOSPIN and NUCLEOTRAP family of nucleic acid purification products through a distribution agreement with Macherey-Nagel GmbH & Co. KG ("Macherey-Nagel"), a German specialty chemical and laboratory products company. These products decrease the time necessary for nucleic acid purification and can be used in the most demanding molecular biology applications, including mammalian transfection and automated sequencing. We sell our purification products both separately and as components in certain of our kits.

    GENE EXPRESSION ANALYSIS

    We offer a variety of products for investigating differential gene expression analysis including ATLAS cDNA arrays, the PCR-SELECT cDNA subtraction kit, the DELTA differential display kit, MULTIPLE TISSUE NORTHERN blots, MULTIPLE TISSUE EXPRESSION arrays and our extensive RNA bank.

    cDNA arrays represent an emerging technology used to analyze gene expression patterns in a high-throughput manner. Until recently, few array products were commercially available and affordable to the general research community. In response, we introduced the easy-to-use ATLAS cDNA expression arrays (the "ATLAS" arrays), which allow scientists to obtain expression patterns for hundreds of genes in a single experiment without specialized instrumentation. ATLAS arrays are designed to allow researchers to study specific disease areas and gene categories and can accommodate over 500 PCR-amplified cDNA fragments. We utilize a network of scientific consultants to assist us in the selection of the genes to include on our arrays. Once we determine which genes to include on our arrays, we use proprietary software to select fragments that will provide the most sensitive and reproducible results. The ATLAS array technology has been used, for example, in research studies to assess changing gene expression patterns of breast tumors in response to chemotherapy and radiation therapy.

    Since only a fraction of all human genes have been identified, there is substantial interest in identifying new genes, particularly rarely expressed genes that are often implicated in the occurrence of disease. Our patented PCR-SELECT cDNA subtraction kit (the "SELECT" kit) is used to search for differentially expressed genes and is optimized to capture rarely expressed genes. The SELECT kit allows researchers to quickly analyze many potentially differentially expressed genes in one experiment and is compatible with SMART technology, thereby increasing its power to identify important disease-related genes from small amounts of tissue samples. The SELECT kit has been used to identify differentially expressed genes in breast cancer cell lines and apoptosis (programmed cell death), among others.

    Differential display is another powerful technique used to analyze differential gene expression patterns. Differential display is most useful for investigating genes expressed in high abundance and is one of the fastest methods available for performing such analysis. Our DELTA differential display kit provides a rapid and robust PCR-based method for obtaining highly reproducible results. This technology complements the array and subtraction technologies described above.

    Determining tissue-specific expression is important in the characterization of any gene. Tissue expression patterns are critical early indicators of gene function and of the suitability of gene-based drug discovery targets. However, tissue-specific expression experiments can be challenging due to the difficulty of obtaining a wide variety of human tissues for analysis. We believe that our pre-made MULTIPLE TISSUE NORTHERN ("MTN") blots are one of the most commonly used commercially available means of tissue-specific expression analysis and incorporate one of the most extensive selections of tissues. The MTN blots product line has been extensively cited in peer-reviewed scientific journals. For example, MTN blots can be used to compare gene sequences across various tissues and to confirm differential expression of cDNAs yielded by our SELECT kit. We also offer MULTIPLE TISSUE EXPRESSION arrays, which enable high-throughput analysis of tissue-specific expression, and an extensive variety of RNAs, which can be used by scientists as components in several applications, including library construction.

    FUNCTIONAL ANALYSIS

    The ability to identify and analyze protein-protein interactions and to control and monitor protein expression of identified genes is important in determining gene function. We offer a variety of products for functional analysis including the MATCHMAKER two-hybrid systems and the TET-OFF/ ON gene expression systems.

    Two-hybrid technology enables the identification and detection of protein-protein interactions, many of which were previously undetectable IN VIVO. We were the first to commercialize this technology with the introduction of our MATCHMAKER two-hybrid systems (the "MATCHMAKER" systems), and we have continued to expand this product line. MATCHMAKER systems enable researchers not only to identify protein-protein interactions, but also to rapidly obtain the gene sequences for these proteins. In addition, MATCHMAKER systems are sufficiently sensitive to detect even weak and transient interactions. MATCHMAKER systems have been cited in scientific journals and used in the identification of the well-studied oncogenes RAF and RAS.

    In order to determine gene function, researchers frequently assess the impact on a cell of suppressing or stimulating expression of that gene. Our TET-OFF/ON gene expression systems (the "TET" systems), exclusively licensed from BASF Bioresearch Corporation, regulate the expression of single genes in a precisely controlled, reversible and quantitative manner. As a result, the TET systems are employed extensively in the pharmaceutical industry for the creation of human disease models to aid in the drug discovery process.

    TARGET VALIDATION

    Increasing use of genetic information by pharmaceutical companies to develop targets for screening potential drug candidates has increased the need for more informative cell-based assays. We have introduced several products to address this emerging market, such as the MERCURY pathway profiling systems, the RETRO-X retroviral expression systems, the APOALERT detection systems and the LIVING COLORS family of fluorescent proteins.

    Our recently introduced MERCURY pathway profiling systems allow researchers to rapidly and simultaneously analyze transcriptional responses to key signal transduction pathways. Identifying signal transduction pathways that are activated by extracellular stimuli can provide fundamental information about disease processes, which may be essential for validating drug candidates.

    Our RETRO-X retroviral expression systems enable scientists to introduce genes of interest into mammalian cells IN VITRO or IN VIVO. Cell line construction is often a bottleneck in target validation, functional assays, and drug candidate screening. Retroviral technology can be used for rapid and highly efficient gene transfer and cell line construction.

    Our APOALERT detection systems allow researchers to monitor the normal, genetically-controlled process of programmed cell death, or apoptosis. Disruption of the apoptotic process is implicated in a number of diseases, including cancer, AIDS and Alzheimer's. APOALERT systems are designed to be both rapid and sensitive, and these products can be easily modified for high-throughput applications in mammalian cell lines.

    Our fluorescent protein technology enables IN VIVO, real-time detection of gene expression and protein localization. This technology has been broadly applied across molecular biology research and has increased the utility of cell-based drug screening assays, particularly for use in functional analysis.

NEW PRODUCT DEVELOPMENT

    We believe that our focus on technological innovation, rapid product development and short product launch cycle provide us with a competitive advantage. Our frequent introduction of new products accounts for a significant portion of our revenue growth. In 1998, we obtained approximately 9.8% of our total revenue from products and product extensions launched in that year. In 1997, we obtained approximately 7.6% of our total revenue from products and product extensions launched in that year.

    Our scientists develop new products and enhance existing products based on internally developed or licensed platform technologies. We provide our scientists with substantial latitude to develop products and technologies. We conduct our research and development at our technology center in Palo Alto, California. Our research and development department is composed of five main business units and employs 71 people, 37 of whom hold a Ph.D.

    We identify potential new products from a variety of sources, including customer input, consultations with scientific advisors at research institutes and universities, review of research journals and participation in industry symposia. We seek to license technology when we believe that such technology can provide the basis for a commercially viable product. Some licensed technologies serve as platforms for additional product innovation and follow-on products. For example, we were an early licensee of the basic PCR technology and not only utilized this platform to develop our basic PCR products, but also incorporated PCR into many of our other products, such as our gene identification products and cDNA arrays.

    In order to access new technology, we have entered and may continue to enter into joint product development agreements. For example, in September of 1998, we agreed with Molecular Dynamics, Inc., a subsidiary of Amersham Pharmacia Biotech, Inc. to jointly develop and market microarrays of cDNAs. Each party granted to the other licenses for usage of their patents and other proprietary information with respect to microarrays. The revenues generated are partitioned between the parties. Jointly developed inventions are jointly owned and inventions developed by a single party are owned by that party. The agreement has a two year term and automatically renews for successive one-year terms unless either party gives notice of its intent to terminate the relationship. Part of Molecular Dynamics' technology is licensed from Affymetrix, Inc. through a separate licensing agreement. The agreement between Molecular Dynamics and Affymetrix expires on the earlier of January 1, 2008 or upon 60 days termination notice by Molecular Dynamics to Affymetrix.

    In addition, in December of 1998, we entered into an alliance with Phase-1 Molecular Toxicology, Inc. to develop and use our product expertise in cell and molecular biology, gene arrays and expression vectors and to develop and use Phase-1's expertise in the field of molecular toxicology. We entered into this agreement to address the rapidly expanding market for tools that allow faster and more effective toxicology testing of drug candidates. We agreed to pay a fee upon execution of the contract and an additional fee upon achievement of a milestone. Jointly developed inventions are jointly owned and inventions developed by a single party are owned by that party. Furthermore, we agreed to share revenues from the sale of products developed under this agreement. The term of this agreement is three years unless extended by mutual consent of the parties.

    We also have a number of informal scientific collaborations with a variety of scientists and companies under which we share and receive pertinent technical information in order to test and validate our technologies, increase the adoption of our technologies and increase the number of our scientific publications.

    Our research scientists receive input from, and work closely with, our product specialists and managers as well as marketing and manufacturing personnel and patent counsel to accelerate and focus the new product development process. This highly developed internal process expedites the transfer of products from research and development to manufacturing and commercialization and allows us to be highly responsive to the needs of our customers.

    We spent $7.0 million on research and development activities during the year ended December 31, 1998, and $5.1 million on research development activities during the year ended December 31, 1997. No material portion of this investment in research and development was sponsored by customers.

    From time to time, we perform research and development on behalf of third parties pursuant to contractual arrangements. We do not anticipate that these activities will utilize significant resources of our research and development department or will be a significant source of revenue.

MARKETING

    Our marketing strategy is focused on maintaining and enhancing our reputation as a leading provider of innovative, high quality life science research tools and enabling technologies. We market our products in more than 30 countries throughout the world.

    Our marketing department distributes an annual catalog, the CLONTECHNIQUES quarterly newsletter, advertisements, brochures, flyers and other sales and supporting publications. We devote significant resources to create and design a catalog with a high degree of scientific and technical content. The catalog is extensively indexed and cross-referenced by application, product category and individual product, and it contains a variety of color-coded reference aids that are designed to facilitate product selection. We communicate the launch of our new products principally through our CLONTECHNIQUES quarterly newsletter.

    We maintain a proprietary database that is linked to our order entry system, allowing for customer profiling based on purchasing behavior. Customer information is added or updated based on data obtained from various sources, including trade shows, our sales representatives, calls received in technical and customer support and our Internet web site. Our subsidiaries in Japan, Germany and the United Kingdom maintain similar customer databases.

    We recently established a market development group to improve our responsiveness to our customer needs and to enhance our market penetration. The group focuses on market research, customer interaction, promotional activity and sales force and distributor training. We expect to expand this group in 1999.

    We maintain a web site with information regarding our products, publications, technical service and ordering information. During the last quarter of 1998, our web site was visited an average of 32,779 times each month. We believe that the Internet will become an increasingly important channel of customer communication and product distribution, and we intend to further develop our Internet presence.

SALES, CUSTOMER SERVICE AND DISTRIBUTION

    During 1998, we sold products to more than 1,800 accounts in North America. Our accounts are comprised of academic institutions, government entities and pharmaceutical and biotechnology companies that generally employ multiple scientists who are the end users of our products. We market our products to the individual scientists who make purchasing decisions. No single account represented more than 10% of our total sales for the year ended December 31, 1998.

    In certain circumstances, we may consider distributing products produced by third parties that are complementary to our products. For example, in an agreement executed in November of 1998, Macherey-Nagel granted us the exclusive right to act as a distributor of certain Macherey-Nagel products related to nucleic acid purification in the United States, Canada and Japan. We also have the co-exclusive right to distribute such products in certain additional territories. Certain of the Macherey-Nagel products are important in sample preparation and may be integrated directly with many of our products. Under the agreement, we agreed to minimum purchase commitments in the years 1999 and 2000. We have the right to return a certain amount of products to Macherey-Nagel if the products remain in inventory for longer than a certain amount of time. Macherey-Nagel agreed to provide financial support for part of our marketing activities with respect to these products. The agreement expires December 31, 1999, automatically renews for one year, unless either party gives notices of its intent to terminate the relationship and then automatically renews until June 30, 2001, unless either party gives notices of its intent to terminate the relationship.

    We employ a direct sales force of 13 individuals in North America and six individuals internationally and have a network of 25 independent foreign distributors. We have established sales, service and distribution subsidiaries in Japan, Germany, and the United Kingdom.

    Our Japanese sales, service and distribution subsidiary began operations in April 1998. Prior to that time, we informed our exclusive Japanese distributor that we would be terminating our relationship effective March 31, 1999. Since April 1998, we have been marketing our products directly to end-users and, after the termination of our distributor, we intend to continue to sell our products through the subdealers with whom our distributor had relationships. As a result, we do not expect the termination of our distributor to have a material impact on sales. However, as a result of billing directly to the subdealers, we expect that credit terms will be extended and that we will have increased days sales outstanding.

    Our North American sales efforts are supported by eight customer service representatives who receive and process telephone orders directly from customers, utilizing a computerized system with immediate access to detailed information about the customer, as well as the product, its price and availability. Additionally, we employ a staff of 14 highly trained technical service support specialists (six of whom have Ph.D.s) to consult with research scientists concerning the use of our products and research protocols. Technical support is also provided by our foreign distributors and subsidiaries.

    Life science research frequently requires the rapid delivery of our products on short notice; the speed and accuracy with which such products are delivered can affect the success or failure of the researcher's work. We generally ship our products for next-day or second-day delivery. Based on our monthly domestic shipping statistics during the final quarter of 1998, over 99% of customer orders received by 4:00 p.m. Pacific time were shipped on the same day. Our foreign subsidiaries maintain an inventory of the most commonly ordered items in order to provide a similar level of service to their customers.

MANUFACTURING AND QUALITY ASSURANCE

    Our internally manufactured products accounted for over 87% of product revenue for the year ended December 31, 1998. We lease a 42,500 square-foot manufacturing facility in Mountain View, California. Many of our products require several days or weeks to be made and tested. Therefore, we employ a make-to-stock strategy to meet the customer requirements of same-day shipping. Except for our cDNA array products, our ability to automate manufacturing processes other than labeling and filling has been limited. We employ highly educated manufacturing workers, who are trained to manufacture several different products to allow for changes in demand.

    We outsource a small portion of our manufacturing in order to maintain production flexibility. These relationships are pursuant to non-exclusive purchase orders and standard supply agreements. In the event that these relationships are terminated, we believe that we could use alternate suppliers or manufacture such products in-house. Macherey-Nagel manufactures all products that we currently sell under our distribution agreement with Macherey-Nagel.

    Quality control testing is performed on all products we distribute, whether they are internally manufactured or externally sourced. Our production personnel perform in-process quality control at various stages of the manufacturing process. Our quality control specialists perform final batch testing on all finished goods we manufacture. We are in the process of applying for ISO 9001 certification of our manufacturing policies and procedures utilized in the procurement, manufacturing and distribution of our products.

COMPETITION

    The market for our products is highly competitive, and we expect competition to increase. We compete with many other life science research product suppliers. We have significantly fewer

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
research and development, marketing, financial and other resources than many of our competitors. These competitors may have developed or could in the future develop new technologies that compete with our products or render our products obsolete. There are few barriers to entry into our markets, and new competitors frequently enter the market with competitive products. We are also likely to encounter increased competition as we enter new markets. We currently benefit from sales in emerging niche research markets, which, as they expand, may attract the attention of our competitors. Some of our competitors have in the past and may in the future compete by lowering prices on certain products. In certain cases, we may respond by lowering our prices, exiting the market or transitioning the market to next generation technologies.

    Competitors offer a broad range of equipment, laboratory supplies and other products, including research products that compete with our products. We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, we may experience difficulties in generating sales from customers, who initially purchased products from competitors. Similarly, we believe that there is a significant competitive advantage in being the first to introduce a new product to market. Accordingly, we believe that to compete effectively, we will need to consistently be first to market with important new research products and services. To the extent that we are unable to be the first to develop and supply new products, our competitive position will suffer.

GOVERNMENT REGULATION

    Our products are generally sold for research purposes and do not subject us to the regulatory requirements of the United States Food and Drug
Administration.

    Because of the nature of our operations and the use of hazardous substances in our ongoing manufacturing and research and development activities, we maintain strict internal controls and we are subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacturing, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. We do not expect that compliance with the government regulations to which we are subject will materially adversely affect our capital expenditures, earnings or competitive position. We utilize third parties to dispose of hazardous materials and waste. Although we believe that we are in material compliance with all applicable government and environmental laws, rules, regulations and policies, there can be no assurance that our business, financial condition and results of operations will not be materially adversely affected by current or future environmental laws, rules, regulations and policies or by liability arising from any past or future releases or discharges of materials that could be hazardous.

TECHNOLOGY LICENSING

    We are dependent, in part, on the patent rights to platform technologies licensed on non-exclusive and exclusive bases from academic institutions, private and public foundations, biotechnology companies and others. These licenses cover certain of our technologies, including PCR, fluorescence, arrays, gene expression systems, and enzymes.

    We entered into a Patent License Agreement with Roche Molecular Systems, Inc. and F. Hoffman-La Roche Ltd. in October, 1996. We received a non-exclusive license under certain Roche thermostable enzyme patents to manufacture, use and sell certain research products. We are also able to provide our customers with research rights related to Roche's patented polymerase chain reaction technology. For these rights, we paid Roche an upfront licensing fee and agreed to pay a quarterly royalty based on product sales. The agreement terminates upon the expiration of the last to expire of the licensed patents.

    In May, 1996, we entered into a License Agreement with BASF Bioresearch Corporation under which we received exclusive and semi-exclusive rights with respect to certain of BASF's patents relating to its TET-System. This agreement provides us with the right to develop and sell research reagents related to the TET-System for regulation of gene expression. For these rights, we paid a license fee and royalties based on product sales. In the event that BASF develops other research reagents related to the same product line, these research reagents may be included in our licence and the royalty percentage will be adjusted. This agreement terminates upon the earlier of May 20, 2006, or the expiration of the last to expire of the licensed patents. We have the ability to terminate this agreement upon 60 days written notice to BASF.

    We have licensed certain rights to make, use and sell certain products used in our Advantage PCR Products from Takara Shuzo Co., Ltd. (as an assignee of Wayne M. Barnes, Ph.D.) pursuant to a non-exclusive License Agreement entered into in December of 1995. We agreed to pay an advance royalty fee and royalty payments, based on product sales. We are obligated to pay certain minimum yearly royalties. The agreement terminates upon the expiration of the last to expire of the licensed patents. We may terminate the agreement at any time upon 60 days notice.

    Under these license agreements, we typically pay the licensors up-front fees and royalties based upon the sales of products that incorporate the licensed technologies. These license agreements are generally terminable only upon material breach by one of the parties. Our failure to maintain these licenses and the rights to such technology could have a material adverse effect on our business, financial condition and results of operations. We intend to continue our current practice of licensing platform technologies to enable our own internally developed innovations. In addition, in order to avoid patent infringement litigation, we may be required to license certain technology rights. There can be no assurance that we will be able to obtain such licenses on acceptable terms, if at all.

INTELLECTUAL PROPERTY

    We rely on a combination of patents, licenses and trademarks to establish and to protect our proprietary rights in our technologies and products. As of January 31, 1999, we had six issued patents in the United States and had 42 pending patent applications in the United States. In addition, we had nine pending foreign applications. These patents and patent applications relate to cloning, PCR, arrays, enzymes, fluorescent proteins, reporter assays and other technologies. Our policy is to file patents on platform technologies in Europe, the United States and Japan. We intend to aggressively prosecute and enforce our patents and otherwise protect our proprietary technologies. United States patents issued from applications submitted prior to June 8, 1995, have a term of 17 years from the date of issue. United States patents issued from applications submitted on or after June 8, 1995, have a term of 20 years from the date of filing of the application. Patents in most other countries have a term of 20 years from the date of filing of the patent application.

    The patent positions of life sciences companies, including Clontech, are generally uncertain and involve complex legal and factual questions. There can be no assurance that patent applications filed by us or our licensors will result in patents being issued, that the claims of such patents will offer significant protection for our technology, or that any patents issued to or licensed by us will not be challenged, narrowed, invalidated or circumvented. Further, there can be no assurance that others will not independently develop similar technologies or duplicate the technology owned by or licensed to us or design around the patented aspects of such technology.

    We rely upon and expect to continue to rely upon unpatented proprietary know-how and continuing technological innovation in the development and manufacture of many of our principal products. Our policy is to require all of our employees, consultants and advisors to enter into confidentiality agreements with us. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such know-how. In addition, we cannot assure you that others will not obtain access to or develop independently similar or equivalent trade secrets or know-how.

    Patent protection of compositions of matter, including DNA and proteins, along with methods and processes, is prevalent in the life science industry. As more patents are issued, we expect that more patents owned by third parties will cover aspects of our products. As we deem appropriate, we conduct searches to determine whether our products infringe upon any existing patents. Further, our policy is to seek "freedom to operate" assessments in fields where the art is crowded or in fields of rapid innovation and development. Such assessments, however, become outdated quickly, and there can be no assurance that the products and technologies we currently market, or may seek to market in the future, will not infringe patents or other rights owned by others. We have received and expect to receive invitations to license patented technology from third parties. There can be no assurance, however, that we will be able to obtain any licenses on acceptable terms, if at all.

    For example, we market products containing several variants of AEQUOREA VICTORIA green fluorescent protein ("GFP"), which, during 1998, accounted for less than 3% of our revenue. Aurora Biosciences Corporation owns the exclusive rights to patents for certain aspects of GFP. Our current position with respect to these patents is unclear. We may find it necessary to discontinue selling our GFP products, license certain of Aurora's patent rights or participate in patent litigation.

    The life science industry has a history of patent litigation and will likely continue to experience patent litigation concerning drug discovery technologies. We may be subject to legal proceedings in order to enforce our proprietary rights or defend ourselves against claims of infringement. The cost of litigation to uphold the validity and prevent infringement of patents can be substantial and require a significant commitment of management's time. We may also be involved in interferences with respect to patent applications. Our inability to obtain or maintain patent protection or necessary licenses could have a material adverse effect on our business, financial condition and results of operations.

    We are aware of patents and pending applications held by third parties that may relate to our array technology. These patents and pending applications address various aspects of array technology, including DNA sequences, signal detection methods, attachment chemistry and density. We have received, and may receive in the future, notices claiming infringement of proprietary DNA sequences. We cannot assure you that we will not infringe these patents or patents belonging to other parties, or that we would be able to obtain licenses to such patents on commercially acceptable terms, if at all.

    See "Risk Factors--We Depend on Patents and Proprietary Technology" and "--We Depend on Licenses from Third Parties."

HUMAN RESOURCES

    As of January 31, 1999, we employed 312 persons, on a full-time or part-time basis, including 60 employees who hold Ph.D.s. Of our employees, 71 work in research and development, 47 work in sales, 96 work in operations/production/shipping, 26 work in marketing, 35 work in administration and 37 in our foreign subsidiaries. None of our employees are covered by a collective bargaining agreement, and we consider relations with our employees to be good.

FACILITIES

    We lease approximately 37,000 square feet of space in Palo Alto, California, for use as our corporate headquarters and laboratory space. This lease expires in May 2005 and may be renewed for a five-year term at our option. We also occupy approximately 10,800 square feet of additional laboratory space in Palo Alto under a five-year lease that expires in March 1999. We are currently negotiating an extension to the lease. We also occupy approximately 9,600 square feet of additional laboratory space in Palo Alto under a lease that expires in April 2003.

    We also lease approximately 42,500 square feet of space in Mountain View, California, for use as a customer support, manufacturing, warehouse and shipping facility. This lease expires in September 2007 and may be renewed for two five-year terms at our option.

    We occupy approximately 5,100 square feet of space for use as a sales, distribution and warehousing facility in Japan under a lease that expires in January 2001. We occupy approximately 3,800 square feet of space for use as a sales, distribution and warehousing facility in Germany under a lease that expires in February 2000. We also occupy approximately 2,300 square feet of space in the United Kingdom for use as a sales, distribution and warehousing facility under a lease that expires in September 2002.

    We believe that our California properties are suitable and adequate to carry on our business through 1999. We have approximately 10,000 square feet of space for expansion of our research and development activities. We intend to expand our manufacturing and office facilities and are investigating sites near our existing facilities.

LEGAL PROCEEDINGS

    On December 31, 1996, we were served with a complaint filed by LTI in the Federal District Court for the District of Maryland, captioned Life Technologies, Inc. v. Clontech Laboratories, Inc., No. AW 96-4080. We are the only defendant named in the complaint. The complaint alleges three causes of action related to past sales of products: direct patent infringement, inducement of third parties to infringe LTI's patents by third parties and breach of a label license. We believe that the allegations in the LTI complaint are without merit and we intend to defend ourselves vigorously against each action. As of January 31, 1999, the case had not been scheduled for trial. In addition, on December 24, 1998, we filed suit against LTI in the Federal District Court in the district of Delaware, captioned Clontech Laboratories, Inc. v. Life Technologies, Inc. No. 98-691-GMS, alleging false patent marking and violations of the Delaware Deceptive Trade Practices Act.

    From time to time, we may be subject to business litigation. We do not anticipate that such litigation would result in a material adverse effect on our business.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of Clontech as of January 31, 1999:

NAME                                            AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Kenneth S. Fong, Ph.D.....................          52   President, Chief Executive Officer and Director
William W. Sims...........................          53   Senior Vice President and Chief Financial Officer
Paul H. Kao...............................          45   Senior Vice President
Joseph A. Grippo..........................          59   Vice President, Administration
Carol Casals Lou..........................          37   Vice President, Sales and Marketing
Paul D. Siebert, Ph.D.....................          44   Scientific Director
Anne M. Scholz............................          33   Vice President, Product and Business Development
Sarah J. Brashears........................          40   Director of Intellectual Property
Gregory M. Avis(1)........................          40   Director
David S. Lee(1)...........................          61   Director
Steven Goldby(1)..........................          58   Director

------------------------

(1) Member of the Compensation Committee and the Audit Committee.

    KENNETH S. FONG, PH.D. is a founder of Clontech and has served as President, Chief Executive Officer and Director of Clontech since its inception in March 1984. Dr. Fong received a B.S. in Biological Sciences from San Francisco State University and a Ph.D. in Molecular Biology and Microbiology from Indiana University. Dr. Fong completed his post-doctoral studies at the Molecular Biology Institute at the University of California, Los Angeles, and the City of Hope Medical Center. Dr. Fong was a Senior Staff Fellow at the National Institute of Environmental Health Sciences and the University of North Carolina, Chapel Hill from 1981 to 1984.

    WILLIAM W. SIMS has served as Senior Vice President and Chief Financial Officer of Clontech since July 1998. From May 1994 to June 1998, Mr. Sims served as Vice President, Finance and Chief Financial Officer of the Palo Alto Medical Foundation. From February 1991 to April 1994, Mr. Sims served as Senior Vice President, Finance, Operations and Quality Assurance at Syntex Laboratories, Inc., the domestic subsidiary of Syntex Corporation, a pharmaceutical company. Mr. Sims joined Syntex Corporation in 1981. Mr. Sims received a B.S. in Accounting from Oregon State University and an M.B.A. from Stanford University.

    PAUL H. KAO has served as Senior Vice President of Clontech since June 1996. From January 1990 to May 1996, Mr. Kao served as Vice President of Marketing and Operations of Clontech and from November 1987 to January 1990, Mr. Kao served as International Sales Manager of Clontech. Mr. Kao received a B.S. in Chemistry from Tamkang University, Taiwan, and an M.B.A. from Santa Clara University.

    JOSEPH A. GRIPPO has served as Vice President, Administration of Clontech since July 1998 and served as Chief Financial Officer of Clontech from January 1993 to July 1998. Mr. Grippo received a B.S. in Economics from the University of California, Berkeley, a B.A. in Psychology from Pomona College and an M.B.A. from Santa Clara University.

    CAROL CASALS LOU has served as Vice President, Sales and Marketing of Clontech since July 1998. Ms. Lou served as Vice President of Sales and Operations of Clontech from February 1996 to July 1998. From February 1994 to February 1996, Ms. Lou served as Director, Sales and Marketing of Clontech and from November 1990 to February 1994, Ms. Lou served as Marketing Manager of Clontech. Ms. Lou received a B.S. in Biological Sciences from University of California, Irvine.

    PAUL D. SIEBERT, PH.D. has served as Scientific Director of Clontech since July 1993. Dr. Siebert served as Director of Research of Clontech from May 1988 to June 1993 and served as a Staff Scientist of Clontech from October 1987 to April 1988. Dr. Siebert received a B.S. in Cellular & Molecular Biology from the University of Washington, Seattle and a Ph.D. in Biochemistry from the University of California, Riverside. Dr. Siebert completed his post-doctoral studies at the La Jolla Cancer Research Foundation and the University of California, San Diego.

    ANNE M. SCHOLZ has served as Vice President, Product and Business Development since March 1999. From July 1998 to March 1999, Ms. Scholz served as Director of Product and Business Development of Clontech. From February 1996 to July 1998, Ms. Scholz served as Director of Marketing of Clontech. From February 1995 to January 1996, Ms. Scholz served as Associate Director of Marketing of Clontech and from September 1993 to January 1995 as Product Manager of Clontech. Ms. Scholz received a B.S. in Chemistry and Biochemistry from California State University, San Jose, and an M.B.A. from Santa Clara University.

    SARAH J. BRASHEARS has served as Director of Intellectual Property of Clontech since February 1998. From July 1996 to December 1997, Ms. Brashears was an associate with McGregor & Adler, PC. From August 1993 to July 1996, Ms. Brashears was an associate with Fulbright & Jaworski, LLP. Ms. Brashears served as a research biologist from 1986 to 1990 at the Baylor College of Medicine and the University of Texas M.D. Anderson Cancer Center, Houston. Ms. Brashears received a B.S. from Missouri Western State College and a J.D. from the University of Nebraska College of Law.

    GREGORY M. AVIS has served as a Director of Clontech since September 1997. Mr. Avis joined Summit Partners, a venture capital fund, in 1984 and has served as its Managing Partner since 1990. Mr. Avis is also a director of Digital Link Corp., PowerWave Technologies, Extended Systems, Inc., and Splash Technology, Inc. Mr. Avis received a B.A. from Williams College and an M.B.A. from Harvard Business School.

    DAVID S. LEE has served as a Director of Clontech since April 1998. Mr. Lee is a Regent of the University of California and is also the Chairman of the Board of CMC Industries, Inc. and DTC Data Technology Corp. Mr. Lee is a director of Linear Technology Corporation and Centigram Communications Corp. Mr. Lee was the founder of Diablo Systems, Inc. and Qume Corporation. Mr. Lee received an Honorary Doctorate of Engineering and a B.S. degree in Mechanical Engineering from Montana State University and an M.S. in Mechanical Engineering from North Dakota State University.

    STEVEN GOLDBY has served as a Director of Clontech since April 1998. Mr. Goldby has been Chairman and Chief Executive Officer of Symyx Technologies, Inc., a material science company, since July 1998. From January 1982 until July 1998, Mr. Goldby was employed by MDL Information Systems, Inc., an enterprise software developer, in various capacities and most recently as Chief Executive Officer. Mr. Goldby is also a director of Aspect Development, Inc. Mr. Goldby received a B.A. from the University of North Carolina and a J.D. from Georgetown University Law Center.

    Currently our Board of Directors is comprised of four directors. Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board. Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, authorize a Board of one or more directors, and the number of directors may thereafter be changed by the Board without stockholder approval. In addition, stockholders may, in certain circumstances, be entitled to exercise cumulative voting rights with respect to the election of directors. See "Description of Capital Stock."

BOARD COMMITTEES

    In July 1998, Clontech's Board of Directors formed the Compensation Committee to review and approve the compensation and benefits for our key executive officers, administer our stock purchase and stock option plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently composed of Gregory M. Avis, Steven Goldby and David S. Lee. In July 1998, Clontech's Board of Directors formed the Audit Committee to review our internal accounting procedures and to consult with and review the services provided by our independent accountants. The Audit Committee is currently composed of Gregory M. Avis, Steven Goldby and David S. Lee.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from Clontech for their services as members of the Board of Directors. They may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. All of our non-employee directors are entitled to receive non-discretionary stock option grants under Clontech's 1998 Non-Employee Directors' Stock Option Plan.

    In April 1998, David S. Lee, Director, received an option for 13,333 shares at an exercise price of $7.13. In July 1998, Mr. Lee received another option for 13,333 shares at an exercise price of $9.00. In April 1998, Steven Goldby, Director, received an option for 13,333 shares at an exercise price of $7.13. In July 1998, Mr. Goldby received another option for 13,333 shares at an exercise price of $9.00. Each option granted has a four year vesting schedule. Each of the above options was granted under the 1997 Equity Incentive Plan and vests over four years. See "--Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From Clontech's inception through June 1998, the Board of Directors made all determinations with respect to executive officer compensation. Since July 1998, the Compensation Committee has made all determinations relating to executive officer compensation.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information concerning the compensation awarded to or earned by our Chief Executive Officer and four most highly compensated executive officers during the year ended December 31, 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG TERM
                                                                   ANNUAL COMPENSATION(1)                COMPENSATION
                                                        ---------------------------------------------       AWARDS
                                                                                        SECURITIES     -----------------
                                                                     OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY       BONUS     COMPENSATION(2)     OPTIONS(#)      COMPENSATION(3)
-----------------------------------------  -----------  ---------  -----------------  ---------------  -----------------
Kenneth S. Fong, Ph.D. ..................  $   175,500  $  12,000     $    40,000           --            $    10,558
  President and Chief Executive Officer

Paul H. Kao .............................      140,231     42,000          20,000           60,472              5,958
  Senior Vice President

Carol Casals Lou ........................      116,538     38,000         --                38,666              6,186
  Vice President, Sales and Marketing

Paul D. Siebert, Ph.D. ..................      105,808     28,367(4)         20,000         38,666              6,678
  Scientific Director

Anne M. Scholz ..........................      104,934     36,066(5)        --              36,000              6,985
  Vice President, Product and Business
  Development

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Represents deferred compensation earned during the year ended December 31, 1998.

(3) Includes insurance premiums and 401(k) matching contributions by Clontech.

(4) Includes a $4,175 bonus for publication.

(5) Includes a $1,000 bonus for five years of service.

STOCK OPTION GRANTS AND EXERCISES

    The following tables show for the year ended December 31, 1998, certain information regarding options granted to, and held at year end by, the Named Executive Officers:

                          OPTION GRANTS IN FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)                                       POTENTIAL REALIZABLE
                                   ----------------------------------                              VALUE AT ASSUMED ANNUAL
                                    NUMBER OF        % OF TOTAL                                      RATES OF STOCK PRICE
                                   SECURITIES          OPTIONS                                     APPRECIATION FOR OPTION
                                   UNDERLYING        GRANTED TO          EXERCISE                          TERM(4)
                                     OPTIONS        EMPLOYEES IN           PRICE      EXPIRATION   ------------------------
NAME                               GRANTED(#)     FISCAL YEAR(%)(2)    PER SHARE(3)      DATE          5%           10%
---------------------------------  -----------  ---------------------  -------------  -----------  -----------  -----------
Kenneth S. Fong, Ph.D............      --                --                 --            --           --           --

Paul H. Kao......................      33,806               3.8%         $    6.00        1/2008   $   583,827  $   992,856
                                       26,666               3.0               9.00        7/2008       460,520      783,159

Carol Casals Lou.................      18,666               2.1               6.00        1/2008       322,360      548,206
                                       20,000               2.3               9.00        7/2008       345,398      587,384

Paul D. Siebert, Ph.D............      18,666               2.1               6.00        1/2008       322,360      548,206
                                       20,000               2.3               9.00        7/2008       345,398      587,384

Anne M. Scholz...................      16,000               1.8               6.00        1/2008       276,319      469,907
                                       20,000               2.3               9.00        7/2008       345,398      587,384

------------------------

(1) The options listed in the table were granted under the 1997 Equity Incentive Plan and vest over four years. See "--Employee Benefit Plans" for a description of the material terms of these options.

(2) Based on an aggregate of 884,402 options granted to employees, consultants and directors of Clontech in fiscal 1998, including the Named Executive Officers set forth in the "Summary Compensation Table" above and directors set forth in "Director Compensation" above.

(3) The exercise price is equal to 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors.

(4) Potential realizable value is based on the assumption that the common stock of Clontech appreciates at the annual rate shown, compounded annually, from the date of this prospectus until the expiration of the option. Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value is calculated by:

    - multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price per share of $15.00;

    - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

    - subtracting from that result the aggregate option exercise price.

                         FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                                 DECEMBER 31, 1998 (#)(1)     DECEMBER 31, 1998 (2)
                                                                --------------------------  -------------------------
NAME                                                            EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------------  --------------------------  -------------------------
Kenneth S. Fong, Ph.D.........................................            --/--                       --/--

Paul H. Kao...................................................             0/60,472              $    0/$464,250

Carol Casals Lou..............................................             0/38,666                    0/287,994

Paul D. Siebert, Ph.D.........................................             0/38,666                    0/287,994

Anne M. Scholz................................................             0/36,000                    0/264,000

------------------------

(1) The options listed in the table were granted under the 1997 Equity Incentive Plan and vest over four years. See "--Employee Benefit Plans" for a description of the material terms of these options.

(2) Based on the assumed initial public offering price of $15.00, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

    No options were exercised during the year ended December 31, 1998, by the Named Executive Officers.

EMPLOYEE BENEFIT PLANS

    AMENDED AND RESTATED EQUITY INCENTIVE PLAN. In September 1997, the Board adopted, and the stockholders approved, the 1997 Equity Incentive Plan (the "Incentive Plan"). In July 1998, the Board and stockholders amended and restated the Incentive Plan. We have reserved a total of 1,714,286 shares for issuance under the Incentive Plan. The number of shares granted pursuant to stock bonuses under the Incentive Plan shall at no time exceed 10% of the then current share reserve. The Incentive Plan provides for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to our employees (including officers and employee directors) or the employees of any affiliate. Nonstatutory stock options, rights to acquire restricted stock purchase awards, stock bonuses and stock appreciation rights may be granted to employees (including officers), directors of and consultants to Clontech or any affiliate. The Incentive Plan shall be administered by the Board or a committee appointed by the Board; references herein to the Board shall include any such committee. It is intended that the Incentive Plan will be administered by the Compensation Committee, currently consisting of Gregory M. Avis, Steven Goldby and David S. Lee, all of whom are "nonemployee directors" under applicable securities laws and "outside directors," as defined under the Code. The Board has the authority to determine to whom awards are granted, the terms of such awards, including the type of award to be granted, the exercise price, the number of shares subject to the award and the exercisability.

    The term of a stock option granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the common stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Except as expressly provided by the terms of a nonstatutory stock option agreement, no option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with Clontech or any affiliate ceases for any reason (other than due to death or permanent and total disability) may generally exercise vested options in the three month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer or shorter period as may be determined by the Board and set forth in the option agreement. Vested options may be exercised during the twelve month period after an optionee's relationship with Clontech or its affiliates ceases due to disability and for up to eighteen months after such relationship with Clontech or its affiliates ceases due to death.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Clontech or its affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to options which become exercisable by an optionee during any calendar year, may not exceed $100,000. Any options, or portions thereof, which exceed this limit are treated as nonstatutory options.

    If Clontech becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the Incentive Plan covering more than 666,666 shares of common stock in any calendar year.

    Shares subject to stock awards that have lapsed or terminated, without having been exercised in full, and any shares repurchased by Clontech pursuant to a repurchase option provided under the Incentive Plan may again become available for the grant of awards under the Incentive Plan. Shares subject to stock rights exercised in accordance with the Incentive Plan will not again become available for the grant of awards under the Incentive Plan. In the event of a decline in the value of our common stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and the new option will count towards Section 162(m), the per-person, calendar year limitation set forth above.

    Rights to acquire restricted stock granted under the Incentive Plan may be granted subject to a repurchase option in favor of Clontech that will expire pursuant to a vesting schedule. The purchase price of such awards will be at least 85% of the fair market value of the common stock on the date of grant. Stock bonuses may be awarded in consideration for past services without the payment of a purchase price. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a qualified domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement, provided that a holder of such rights may designate a beneficiary who may exercise the right following the holder's death. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

    Upon certain changes in control of Clontech, all outstanding stock awards under the Incentive Plan may be assumed by the surviving entity or replaced with similar stock awards granted by the surviving entity. If the surviving entity does not assume such awards or provide substitute awards, then with respect to persons whose service with Clontech or an affiliate has not terminated prior to such change in control, the awards shall become fully vested and any Clontech repurchase option or reacquisition right with respect to such persons shall lapse along with any awards not exercised prior to such change in control.

    As of February 9, 1999, 907 shares had been issued upon the exercise of options granted under the Incentive Plan and options to purchase 846,261 shares were outstanding with 867,118 shares reserved for future grants or purchases under the Incentive Plan. The Incentive Plan will terminate in September 2007, unless terminated sooner by the Board. See Note 12 of notes to consolidated financial statements.

    1998 EMPLOYEE STOCK PURCHASE PLAN. In July 1998, the Board adopted, and the stockholders approved, the 1998 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 450,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. No offering period will last more than 27 months.

    Employees are eligible to participate in the Purchase Plan if they are employed by Clontech or its affiliates, for at least 20 hours per week, and for at least five months per calendar year. Employees who own stock possessing five percent of the total combined voting power or value of all classes of stock of Clontech or any of its affiliates, or who would own such amount after rights to purchase stock were granted under the Purchase Plan, are not eligible to participate in the Purchase Plan. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan but may not purchase stock with an aggregate fair market value of more than $25,000 (measured on the commencement date of the offering) in any calendar year. The amount withheld will then be used to purchase shares of the common stock on specified dates determined by the Board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on (i) the commencement date of each offering period or (ii) on the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with Clontech.

    In the event of certain changes of control of Clontech, the Board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Board has the authority to amend or terminate the Purchase Plan, at its discretion, subject to the limitation that no such action may adversely affect any outstanding rights to purchase common stock under the Purchase Plan. See Note 12 of notes to consolidated financial statements.

    As of January 31, 1999, no shares of common stock had been purchased under the Purchase Plan.

    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. In July 1998, the Board adopted, and the stockholders approved, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of common stock to non-employee directors of Clontech. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee comprised of members of the Board.

    The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. Pursuant to the terms of the Directors' Plan, each director of Clontech, who is not an employee of Clontech (a "Non-Employee Director") upon the closing of this offering or who is elected or appointed to be a Non-Employee Director after the closing of this offering, shall automatically be granted an option to purchase 13,333 shares of common stock upon the date of such closing or of such election or appointment (an "Initial Grant"). In addition, each Non-Employee Director who continues to serve as a Non-Employee Director of Clontech will automatically be granted an option to purchase 6,666 shares of common stock on each anniversary of the closing date of this offering (an "Annual Grant"), which amount shall be pro-rated for any Non-Employee Director who has not continuously served as a director for the 12 month period prior to such anniversary date. Each Initial Grant and Annual Grant shall vest over a four year period measured from the grant date.

    No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date on which it was granted. The exercise price of options under the Directors' Plan will equal the fair market value of the common stock on the date of grant. A Non-Employee Director whose service as a Non-Employee Director or employee of or consultant to Clontech or any affiliate ceases for any reason other than due to death or permanent and total disability may generally exercise vested options in the three month period following such cessation (unless such options terminate or expire sooner by their terms). Vested options may be exercised during the 12 month period after a Non-Employee Director's service ceases due to disability and during the 18 month period after such service ceases due to death. The Directors' Plan will terminate in July 2008, unless earlier terminated by the Board. See Note 12 of notes to consolidated financial statements.

    As of January 31, 1999, no options to purchase common stock had been granted pursuant to the Directors' Plan.

                              CERTAIN TRANSACTIONS

    SUMMIT SECURITIES PURCHASE AGREEMENT. Entities affiliated with Summit Partners (collectively, "Summit Partners") and Clontech entered into a Securities Purchase Agreement, dated September 9, 1997 (the "Summit Securities Purchase Agreement"). Pursuant to this agreement, Clontech issued warrants to Summit Partners to purchase 601,253 shares of common stock at an exercise price of $8.32 per share. The shares exercisable under the warrants decrease each month by 1/48(th) of 1.2% of the number of fully diluted shares of Clontech common stock. The aggregate proceeds to Clontech upon the exercise of the warrants is fixed; therefore, as the number of shares decreases with time, the exercise price per share increases. As of February 9, 1999, the total number of shares exercisable under these warrants had decreased to 542,967 with a corresponding increase in the exercise price to $9.21 per share. In connection with the Summit Securities Purchase Agreement, Clontech issued $6,000,000 in 12% Subordinated Notes due September 9, 2004, to Summit Partners (the "Notes"). According to the terms of the Notes, on September 9th of each year, 50% of the accrued interest as of such date is paid to Summit Partners and the remaining 50% is added to the principal.

    SUMMIT STOCK PURCHASE AGREEMENT. Concurrent with the Summit Securities Purchase Agreement, Kenneth S. Fong, Ph.D. sold 3,017,142 shares of common stock at a price of $5.27 per share to Summit Partners.

    INVESTOR RIGHTS AGREEMENT. Concurrent with the Summit Securities Purchase Agreement, Clontech entered into an Investor Rights Agreement with Summit Partners, pursuant to which Summit Partners has certain registration rights with respect to its shares of Clontech common stock. See "Description of Capital Stock--Registration Rights." In addition, pursuant to this agreement, Summit Partners has the right to sell any and all shares of Clontech common stock owned by Summit Partners to Clontech (the "Put Right"). The Put Right is triggered by a merger, acquisition, dissolution, material default on the Notes, or the initial public offering of Clontech's common stock. The Put Right expires on the second anniversary of the closing of this offering. The Put Right may be exercised by Summit Partners at a price per share equal to the product of the market value of Clontech multiplied by the percentage of outstanding Clontech common stock owned by Summit Partners. However, the price per share cannot be lower than $5.27 plus 8% compounded annually. This offering will trigger the Put Right; however, in connection with the offering Summit Partners has waived the Put Right.

    RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT. Concurrent with the Summit Securities Purchase Agreement, Clontech and Dr. Fong entered into a Right of First Refusal and Co-Sale Agreement with Summit Partners. Pursuant to this agreement, if Dr. Fong proposes to transfer or sell any of his shares of Clontech common stock to a third party, Summit Partners will first have the right to purchase the shares Dr. Fong proposes to transfer or sell, subject to certain exceptions. If Summit Partners does not exercise its right to purchase the shares offered by Dr. Fong, Summit Partners may participate on a pro rata basis in such transfer or sale to the third party. These rights will not apply to this offering, and this agreement will terminate upon the closing of this offering.

    SHAREHOLDERS AGREEMENT. Concurrent with the Summit Securities Purchase Agreement, Clontech and Dr. Fong entered into a Shareholders Agreement with Summit Partners. During the term of this agreement, Dr. Fong shall vote his shares of Clontech common stock in favor of the election of two individuals nominated by Summit Partners to serve as members of Clontech's Board of Directors. In addition, pursuant to this agreement, Dr. Fong granted Summit Partners the right to sell any and all shares of Clontech common stock owned by Summit Partners to Dr. Fong on the same terms and conditions as the Put Right. This agreement and Summit Partners' right to sell its Clontech common stock under this agreement will terminate upon the closing of this offering. In addition, pursuant to a Stock Pledge Agreement dated September 9, 1997, Dr. Fong personally guaranteed the put he granted to Summit Partners by securing, as collateral for its performance, all of his Clontech common stock. Upon the expiration of this put, Dr. Fong's Clontech common stock will be released from the pledge.

    STOCK OPTION GRANTS. In July 1998, William W. Sims, Senior Vice President and Chief Financial Officer, received an option to purchase 100,000 shares at an exercise price of $9.00 per share with a five year vesting schedule. In April and July 1998, Sarah J. Brashears, Director of Intellectual Property, received options to purchase 6,000 shares and 7,333 shares at exercise prices of $7.13 and $9.00 per share, respectively, each with a four year vesting schedule. In January 1998, Pamela P. Fong, an affiliate of Clontech, received an option to purchase 30,400 shares at an exercise price of $6.60 with a four year vesting schedule.

    ASSET SALE. In February 1992, in connection with the sublease of certain property by Clontech to IgX, Inc., Clontech sold certain leasehold improvements and fixtures to Dr. Fong, in consideration for a promissory note in the principal amount of $113,000 from Dr. Fong. Dr. Fong later sold these leasehold improvements and fixtures to IgX, Inc., and, in August 1997, repaid the entire promissory note.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 9, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby by (i) each person who we know owns more than 5% of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all of our directors and executive officers as a group. Except as otherwise noted below, the address of each person listed below is our address.

                                                   BENEFICIAL OWNERSHIP                         BENEFICIAL OWNERSHIP
                                                  PRIOR TO OFFERING (1)                        FOLLOWING OFFERING (1)
                                                --------------------------                   --------------------------
                                                   NUMBER        PERCENT       NUMBER OF        NUMBER        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER              OF SHARES     OF TOTAL    SHARES OFFERED     OF SHARES     OF TOTAL
----------------------------------------------  -------------  -----------  ---------------  -------------  -----------
Kenneth S. Fong, Ph.D. (2)....................      9,013,889        73.8%        297,224        8,716,413        56.3%

Entities affiliated with Summit Partners
  (3).........................................      3,219,918        26.4%        202,776        3,017,142        19.5%

Gregory M. Avis (3)(4)........................      3,219,918        26.4%        202,776        3,017,142        19.5%

Steven Goldby.................................              0       *                   0                0       *

David S. Lee..................................              0       *                   0                0       *

Paul H. Kao (5)...............................          9,860       *                   0            9,860       *

Carol Casals Lou (6)..........................          5,444       *                   0            5,444       *

Paul D. Siebert, Ph.D. (7)....................          5,444       *                   0            5,444       *

Anne M. Scholz (8)............................          4,666       *                   0            4,666       *

All directors and executive officers as a
  group (11 persons) (9)......................     12,240,264         100%        500,000       11,740,264        75.8%

------------------------

 * Represents beneficial ownership of less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 9, 1999. Percentage of beneficial ownership is based on 12,203,683 shares of common stock outstanding as of February 9, 1999, and 15,453,683 shares of common stock outstanding after completion of this offering, assuming the net exercise of warrants to purchase common stock upon completion of this offering. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2) Includes 80,000 shares held in trust for the benefit of John Calvin Fong, Dr. Fong's minor son. Dr. Fong disclaims beneficial ownership of these shares. Also includes 8,866 shares of common stock issuable upon exercise of stock options within 60 days granted to Pamela P. Fong, O.D., Dr. Fong's spouse.

(3) Represents 2,948,537 shares held by Summit Ventures IV, L.P., 92,071 shares held by Summit Investors III, L.P., 179,310 shares held by Summit Subordinated Debt Fund II, L.P., including an aggregate of 202,776 shares to be received at the completion of this offering upon the net exercise of warrants to purchase common stock. The address for the entities affiliated with Summit Partners is 499 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.

(4) Mr. Avis, a Director of Clontech, is a general partner of Summit Partners. Mr. Avis disclaims beneficial ownership of shares held by the entities affiliated with Summit Partners except to the extent of his proportionate partnership interest therein.

(5) Represents 9,860 shares of common stock issuable upon exercise of stock options within 60 days.

(6) Represents 5,444 shares of common stock issuable upon exercise of stock options within 60 days.

(7) Represents 5,444 shares of common stock issuable upon exercise of stock options within 60 days.

(8) Represents 4,666 shares of common stock issuable upon exercise of stock options within 60 days.

(9) Includes 37,488 shares of common stock issuable upon exercise of stock options within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of 50 million shares of common stock, par value $0.001, and 10 million shares of preferred stock, par value $0.001.

    We are currently subject to Section 2115 of the California Corporations Code ("Section 2115"). Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if the company meets certain requirements relating to its property, payroll and sales in California, and if more than 50% of its outstanding voting securities are held of record by persons having addresses in California. Among other things, Section 2115 may limit our ability to elect a classified Board of Directors. We will not be subject to Section 2115 if:

    - we are qualified for trading as a national market security on the Nasdaq National Market, and we have at least 800 stockholders as of the record date of our most recent annual meeting, or

    - during any income year less than 50% of our outstanding voting securities are held of record by persons having addresses in California, or

    - one of the other tests of Section 2115 is not met.

COMMON STOCK

    Upon the closing of this offering, there will be 15,453,683 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. As long as we are subject to Section 2115, the holders of common stock are entitled to cumulative voting rights with respect to the election of directors. At such time or times as we are no longer subject to Section 2115, the holders of common stock will not be entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." Upon liquidation, dissolution or winding up of Clontech, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Pursuant to our amended and restated certificate of incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Clontech, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Upon completion of this offering, of 3,017,142 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders will be entitled to notice of the registration and will be entitled to include, at our expense, such shares therein. In addition, certain of the Holders may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act, with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration, subject to certain conditions and limitations. Further, the Holders may require us at our expense to register their shares on Form S-3 when such form becomes available to us, subject to certain conditions and limitations. Such rights shall terminate on the earlier of September 9, 2004, or at such time as a Holder is able to sell all its shares pursuant to Rule 144 in any 90 day period.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors--Anti-Takeover

Provisions in Our Charter Documents and Delaware Law May Make it More Difficult for a Third Party to Acquire Us."

    Our amended and restated bylaws provide that candidates for director may be nominated only by the Board of Directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The Board may consist of one or more members to be determined from time to time by resolution of the Board. The Board currently consists of four members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. Our amended and restated certificate of incorporation provides that at such time as we are no longer subject to Section 2115, our amended and restated certificate of incorporation will not allow cumulative voting at stockholder meetings for election of directors. As a result, stockholders controlling more than 50% of the outstanding common stock will be able to elect the entire Board of Directors, while stockholders controlling less than 50% of the outstanding common stock may not be able to elect any directors. Our amended and restated certificate of incorporation also provides that during such time as we are subject to Section 2115, a director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of voting stock. At such time that we are no longer subject to Section 2115, our amended and restated certificate of incorporation provides that a director may be removed from office for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

    Our amended and restated certificate of incorporation requires that upon completion of the offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our amended and restated certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management--Executive Officers and Directors." Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could have a depressive effect on the market price of our common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as:

    - for any breach of the director's duty of loyalty to Clontech or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for any acts under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide such person indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is Equiserve Limited Partnership.

LISTING

    We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "CLON."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of 15,453,683 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining 11,703,683 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the Restricted Shares will be available for sale in the public market as follows:

    - no shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;

    - no shares will be eligible for sale prior to 90 days from the date the registration statement of which this prospectus is a part is declared effective; and

    - 11,703,683 shares will be eligible for sale upon the expiration of the lock-up agreements described below, 180 days after the date the registration statement of which this prospectus is a part is declared effective.

    LOCK-UP AGREEMENTS. All of our officers, directors, stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of BT Alex. Brown Incorporated.

    RULE 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding (which will equal approximately 11,703,683 shares immediately after this offering); or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Clontech.

    RULE 144(k). Under Rule 144(k), a person who is not deemed to have been one of our Affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. No shares will qualify as "144(k) shares" on the registrant statement of which this prospectus is a part.

    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than Affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell such shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its holding period requirements.

    REGISTRATION RIGHTS. Upon completion of this offering, the holders of 3,017,142 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

    STOCK OPTIONS. Immediately after this offering, we intend to file a registration statement under the Securities Act covering 2,363,379 shares of common stock reserved for issuance under the Incentive Plan, the Purchase Plan and the Directors' Plan. See "Management--Employee Benefit Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, beginning 180 days after the effective date of the registrant statement of which this prospectus is a part.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, BT Alex. Brown Incorporated, Hambrecht & Quist LLC and Lehman Brothers Inc., have severally agreed to purchase from us and the selling stockholders the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                                                        NUMBER OF
                                             UNDERWRITER                                                 SHARES
-----------------------------------------------------------------------------------------------------  -----------
BT Alex. Brown Incorporated..........................................................................
Hambrecht & Quist LLC................................................................................
Lehman Brothers Inc..................................................................................

                                                                                                       -----------
    Total............................................................................................    3,750,000
                                                                                                       -----------
                                                                                                       -----------

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the overallotment option described below, if any of such shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. The underwriters may allow, and such
dealers may re-allow, a concession not in excess of $   per share to certain
other dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives of the underwriters.

    We have granted to the underwriters an option, exercisable not later than 30 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to 562,500 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise such option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of our common stock to be purchased by it in the above table bears to 3,750,000, and we will be obligated, pursuant to the option, to sell such shares to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer additional shares on the same terms as those on which the 3,750,000 shares are being offered.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Each of Clontech's officers, directors and stockholders, has agreed not to offer, sell, contract to sell or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of any of our common stock for period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of BT Alex. Brown Incorporated. Such consent may be given at any time without public notice. We have entered into a similar agreement, except that we may issue, and grant options or warrants to purchase, shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, pursuant to the exercise of outstanding options and warrants and our issuance of options and stock granted under the existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with the offering, creating a short position in our common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters may also reclaim selling concessions allowed to an underwriter or a dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and if commenced, may end any of these activities at any time.

PRICING OF THIS OFFERING

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among the representatives of the underwriters and Clontech. Among the factors to be considered in determining the public offering price will be:

    - our results of operations in recent periods;

    - our present stage of development;

    - the market capitalizations and stages of development of other companies which we and the representatives of the underwriters believe to be comparable to us;

    - estimates of our business potential; and

    - prevailing market conditions.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, Costa Mesa, California.

                                    EXPERTS

    The consolidated balance sheets of Clontech Laboratories, Inc. as of December 31, 1997 and 1998, and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule filed therewith. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Clontech and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedule filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13(th) Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                          CLONTECH LABORATORIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP, Independent Accountants.........................         F-2

Consolidated Balance Sheets...........................................................         F-3

Consolidated Statements of Operations.................................................         F-4

Consolidated Statements of Stockholders' Equity.......................................         F-5

Consolidated Statements of Cash Flows.................................................         F-6

Notes to Consolidated Financial Statements............................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Clontech Laboratories, Inc.

    The stock split and authorization of preferred stock described in Note 16 to the consolidated financial statements has not been consummated at February 18, 1999. When it has been consummated, we will be in a postition to furnish the following report:

    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Clontech Laboratories, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP
San Jose, California
February 12, 1999, except for
Note 16, for which the
date is          , 1999

                          CLONTECH LABORATORIES, INC.
                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997       1998
                                                                                             ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents................................................................  $   8,612  $  13,280
  Short-term investments...................................................................        246        254
  Marketable securities....................................................................      3,001      2,000
  Accounts receivable, net of allowance for doubtful accounts of $93 and $284 at December
    31, 1997 and 1998, respectively........................................................      3,966      5,425
  Inventories..............................................................................      4,854      7,056
  Prepaids and other current assets........................................................        403        878
  Deferred income taxes....................................................................      1,063      1,909
                                                                                             ---------  ---------
      Total current assets.................................................................     22,145     30,802
Property and equipment, net................................................................      7,349      7,054
Other assets...............................................................................      1,288      1,630
Deferred income taxes......................................................................        256        577
                                                                                             ---------  ---------
      Total assets.........................................................................  $  31,038  $  40,063
                                                                                             ---------  ---------
                                                                                             ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt........................................................  $     508  $     831
  Accounts payable.........................................................................      4,836      3,853
  Accrued expenses.........................................................................      2,011      4,184
  Income taxes payable.....................................................................        851      1,289
  Deferred revenue.........................................................................        598      1,928
                                                                                             ---------  ---------
      Total current liabilities............................................................      8,804     12,085
Notes payable to stockholders..............................................................      5,673      6,153
Long-term debt, net of current portion.....................................................      2,394      3,265
Other long-term liabilities................................................................      1,056      1,297
                                                                                             ---------  ---------
      Total liabilities....................................................................     17,927     22,800
                                                                                             ---------  ---------
Commitments and contingencies (Notes 10 and 15)
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par value
    Authorized: 50,000 shares at December 31, 1997 and 1998; issued and outstanding: 12,000
      shares at December 31, 1997 and 1998.................................................          1          1
  Additional paid-in capital...............................................................        479        959
  Accumulated other comprehensive income (loss)............................................        (11)        28
  Deferred stock compensation..............................................................     --           (413)
  Retained earnings........................................................................     12,642     16,688
                                                                                             ---------  ---------
      Total stockholders' equity...........................................................     13,111     17,263
                                                                                             ---------  ---------
        Total liabilities and stockholders' equity.........................................  $  31,038  $  40,063
                                                                                             ---------  ---------
                                                                                             ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                          CLONTECH LABORATORIES, INC.
  CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1996       1997       1998
                                                                                 ---------  ---------  ---------
REVENUES:
  Trade sales..................................................................  $  26,390  $  35,409  $  46,814
  Contract research and development............................................        774      1,393        997
                                                                                 ---------  ---------  ---------
                                                                                    27,164     36,802     47,811
                                                                                 ---------  ---------  ---------
COST OF REVENUES:
  Cost of trade sales..........................................................      6,512     10,647     14,186
  Cost of contract research and development....................................        774      1,105        759
                                                                                 ---------  ---------  ---------
                                                                                     7,286     11,752     14,945
                                                                                 ---------  ---------  ---------
    Gross profit...............................................................     19,878     25,050     32,866
                                                                                 ---------  ---------  ---------
OPERATING EXPENSES:
  Research and development.....................................................      3,684      5,085      7,014
  Selling, general and administrative..........................................     10,822     13,764     18,961
                                                                                 ---------  ---------  ---------
    Total operating expenses...................................................     14,506     18,849     25,975
                                                                                 ---------  ---------  ---------
    Operating income...........................................................      5,372      6,201      6,891
Interest income................................................................        161        315        579
Interest expense...............................................................       (219)      (455)    (1,145)
Other income (expense), net....................................................        229        (22)       305
                                                                                 ---------  ---------  ---------
Income before provision for income taxes.......................................      5,543      6,039      6,630
Provision for income taxes.....................................................      2,102      2,366      2,584
                                                                                 ---------  ---------  ---------
Net income.....................................................................  $   3,441  $   3,673  $   4,046
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Earnings per share:
  Basic........................................................................  $    0.29  $    0.31  $    0.34
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
  Diluted......................................................................  $    0.29  $    0.30  $    0.32
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Shares used in computing earnings per share calculations:
  Basic........................................................................     12,000     12,000     12,000
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
  Diluted......................................................................     12,000     12,088     12,543
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                          CLONTECH LABORATORIES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE THREE YEARS ENDED DECEMBER 31, 1998 (IN THOUSANDS)

                                                                                   ACCUMULATED
                                                     COMMON STOCK    ADDITIONAL       OTHER         DEFERRED
                                                    --------------    PAID IN     COMPREHENSIVE      STOCK       RETAINED
                                                    SHARES  AMOUNT    CAPITAL     INCOME (LOSS)   COMPENSATION   EARNINGS    TOTAL
                                                    ------  ------   ----------   -------------   ------------   --------   -------
Balance at January 1, 1996........................  12,000    $1       $--           -$-            --           $  5,528   $ 5,529
Translation adjustments...........................    --     --         --              (21)        --              --          (21)
Net income........................................    --     --         --           --             --              3,441     3,441
                                                    ------  ------      -----         -----       ------         --------   -------
Balance at December 31, 1996......................  12,000     1        --              (21)        --              8,969     8,949
Issuance of warrants..............................    --                  479        --             --              --          479
Translation adjustments...........................    --     --         --               19         --              --           19
Change in unrealized loss on marketable
  securities......................................    --     --         --               (9)        --              --           (9)
Net income........................................    --     --         --           --             --              3,673     3,673
                                                    ------  ------      -----         -----       ------         --------   -------
Balance at December 31, 1997......................  12,000     1          479           (11)        --             12,642    13,111
Deferred stock compensation.......................    --     --           480        --             $(480)          --        --
Amortization of deferred stock compensation.......    --     --         --           --               67                         67
Translation adjustments...........................    --     --         --               30                         --           30
Change in unrealized gain on marketable
  securities......................................    --     --         --                9                         --            9
Net income........................................    --     --         --           --                             4,046     4,046
                                                    ------  ------      -----         -----       ------         --------   -------
Balance at December 31, 1998......................  12,000    $1       $  959         $  28         $(413)       $ 16,688   $17,263
                                                    ------  ------      -----         -----       ------         --------   -------
                                                    ------  ------      -----         -----       ------         --------   -------

   The accompanying notes are an integral part of these financial statements.

                          CLONTECH LABORATORIES, INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1996       1997       1998
                                                                          ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................  $   3,441  $   3,673  $   4,046
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.....................................      1,017      1,248      1,652
      Accretion of warrants.............................................     --             40        120
      Amortization of deferred stock compensation.......................     --         --             67
      Write-off of investments and intangibles..........................     --            272     --
      Provision for doubtful accounts...................................          7        (14)       191
      Provision for excess and obsolete inventory.......................        218        222        953
      Deferred taxes....................................................       (256)      (851)    (1,167)
      Changes in operating assets and liabilities:
        Accounts receivable.............................................     (1,212)      (879)    (1,650)
        Inventories.....................................................     (2,292)    (1,358)    (3,155)
        Prepaids and other assets.......................................         19     (1,027)      (817)
        Accounts payable................................................      1,186      2,330       (983)
        Accrued expenses and other long-term liabilities................      1,136      1,132      2,774
        Income taxes payable............................................        400        451        438
        Deferred revenue................................................        320        278      1,330
        Other...........................................................        (17)        11         38
                                                                          ---------  ---------  ---------
        Net cash provided by operating activities.......................      3,967      5,528      3,837
                                                                          ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....................................       (965)    (5,359)    (1,357)
  Purchases of marketable securities....................................                (3,009)    (3,000)
  Maturities of marketable securities...................................                            4,001
  Maturities (purchase) of short-term investments.......................       (238)    --             (8)
  Purchase of Clontech Laboratories GmbH................................       (220)    --         --
                                                                          ---------  ---------  ---------
        Net cash used in investing activities...........................     (1,423)    (8,368)      (364)
                                                                          ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of subordinated debt...........................     --          6,000     --
  Proceeds from issuance of notes payable...............................     --          1,000      1,500
  Repayment of notes payable............................................       (581)      (457)      (305)
                                                                          ---------  ---------  ---------
        Net cash provided by (used in) financing activities.............       (581)     6,543      1,195
                                                                          ---------  ---------  ---------

Increase in cash and cash equivalents...................................      1,963      3,703      4,668
Cash and cash equivalents at beginning of year..........................      2,946      4,909      8,612
                                                                          ---------  ---------  ---------

Cash and cash equivalents at end of year................................  $   4,909  $   8,612  $  13,280
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid during the year.........................................  $     230  $     179  $     897
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------
  Income taxes paid during the year.....................................  $   2,097  $   2,144  $   3,191
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Valuation of warrants issued..........................................             $     479
                                                                                     ---------
                                                                                     ---------

   The accompanying notes are an integral part of these financial statements.

                          CLONTECH LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF THE COMPANY

    Clontech Laboratories, Inc. ("Clontech" or the "Company") was incorporated in California in March 1984 and reincorporated in Delaware in October 1998. The Company develops, manufactures and markets products for life science research. The products allow scientists to perform academic research and drug discovery more rapidly and effectively. The Company sells its products primarily to scientists within government and academic entities and pharmaceutical and biotechnolgy companies. The Company also provides contract research and development services to certain pharmaceutical companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    All highly liquid investments with a remaining maturity of ninety days or less from the date of purchase are considered to be cash equivalents.

    SHORT-TERM INVESTMENTS

    Short-term investments consist of certificates of deposit with remaining maturities between three months and less than one year. These investments are stated at fair market value.

    MARKETABLE SECURITIES

    The Company's marketable securities are categorized as available-for-sale securities, as defined by the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

    Available-for-sale securities consist of government bonds with maturities of less than one year. Unrealized loss for the years ended December 31, 1997 and 1998, was $9,000 and $0, respectively.

    INVENTORY

    Inventories are stated at the lower of cost, using the average cost method, or market.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company purchases certain key components, including RNA and other biological supplies, from a limited number of suppliers. For some of these components, there are relatively few alternative sources of supply. Since the Company may not be able to quickly establish additional or replacement suppliers for many of the numerous components used in its products, the Company maintains significant inventories.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets as follows:

Machinery and equipment.......................................................  3 to 5 years
Furniture, fixtures and office equipment......................................  3 to 5 years
Motor vehicles................................................................  5 years

    Amortization of leasehold improvements is computed using the shorter of the remaining term of the Company's facilities lease or the estimated useful lives of the improvements. Maintenance and repairs are charged to operations as incurred.

    REVENUE RECOGNITION

    Revenue is recognized upon shipment of product to the customer, net of allowances for discounts and estimated returns which are also provided at the time of shipment. Recognition of revenue on sales made to certain distributors, under agreements allowing right of return, is deferred until products are sold by the distributors.

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred.

    ADVERTISING COSTS

    Advertising costs are charged to operations as incurred. Advertising costs were $1,382,000, $1,805,000 and $2,237,000 in 1996, 1997 and 1998, respectively.

    INCOME TAXES

    Income taxes are recorded under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.

    COMPUTATION OF EARNINGS PER SHARE

    Basic earnings per share ("EPS") is computed on net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The following is a reconciliation of the numerator (net income) and the

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) denominator (number of shares) used in the basic and diluted EPS calculations (in thousands, except per share amounts).

                                                                                  FOR THE YEARS ENDED DECEMBER
                                                                                               31,
                                                                                 -------------------------------
                                                                                   1996       1997       1998
                                                                                 ---------  ---------  ---------
Basic:
  Net income...................................................................  $   3,441  $   3,673  $   4,046
                                                                                 ---------  ---------  ---------
  Weighted average shares outstanding for the period...........................     12,000     12,000     12,000
                                                                                 ---------  ---------  ---------
  Earnings per share...........................................................  $    0.29  $    0.31  $    0.34
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Diluted:
  Net income...................................................................  $   3,441  $   3,673  $   4,046
                                                                                 ---------  ---------  ---------
  Weighted average shares outstanding for the period...........................     12,000     12,000     12,000
Common stock equivalents:
  Stock options................................................................     --         --            308
  Warrants.....................................................................     --             88        235
                                                                                 ---------  ---------  ---------
  Total common and common stock equivalent shares..............................     12,000     12,088     12,543
                                                                                 ---------  ---------  ---------
Earnings per share.............................................................  $    0.29  $    0.30  $    0.32
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    COMPREHENSIVE INCOME

    The Company has adopted the provisions of Statement of Financial Accounting No. 130, "Reporting Comprehensive Income." The statement requires the disclosure of comprehensive income and its components in a full set of general purpose financial statements or on the statement of operations. Comprehensive income is defined as net income plus revenues, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income. Comprehensive income is summarized as follows (in thousands):

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------
Net income.........................................................................  $   3,441  $   3,673  $   4,046
  Change in unrealized gain or loss on marketable securities.......................     --             (9)         9
  Foreign currency translation adjustments.........................................        (21)        19         30
                                                                                     ---------  ---------  ---------
Comprehensive income...............................................................  $   3,420  $   3,683  $   4,085
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of certain of the Company's financial instruments including cash, cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt obligations approximates fair market value.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term investments, accounts receivable and operations in one industry segment. Substantially all cash, cash equivalents, short-term investments are maintained with several financial institutions in the United States. Deposits in these banks may exceed the amount of insurance provided on such deposits. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses on its deposits of cash, cash equivalents and short-term deposits.

    The Company sells its products through its direct sales force in North America and through distributors in Europe and Asia. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance for noncollection of accounts receivables is based upon the estimated collectibility of individual accounts. The Company has not experienced significant losses to date.

    FOREIGN CURRENCY ACCOUNTING

    Exchange adjustments resulting from foreign currency transactions are generally recognized in operations, whereas adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders equity.

    RECLASSIFICATIONS

    Certain amounts in the financial statements have been reclassified to conform with the current years presentation. These reclassifications had no impact on previously reported total assets, liabilities, stockholders' equity, operating income or net income.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Earlier application is allowed as of the beginning of any quarter beginning after issuance. The Company does not anticipate that the adoption of SFAS 133 will have a material impact on its financial position or results of operations.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVENTORIES

    Inventories comprise (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Raw materials............................................................  $   1,916  $   2,862
Work-in-progress.........................................................      1,377      2,388
Finished goods...........................................................      1,561      1,806
                                                                           ---------  ---------
                                                                           $   4,854  $   7,056
                                                                           ---------  ---------
                                                                           ---------  ---------

4. PROPERTY AND EQUIPMENT

    Property and equipment comprise (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Furniture, fixtures and office equipment................................  $   2,726  $   3,475
Motor vehicles..........................................................         65         62
Machinery and equipment.................................................      4,177      4,896
Leasehold improvements..................................................      4,975      4,747
                                                                          ---------  ---------
                                                                             11,943     13,180
Less: Accumulated depreciation and amortization.........................     (4,594)    (6,126)
                                                                          ---------  ---------
                                                                          $   7,349  $   7,054
                                                                          ---------  ---------
                                                                          ---------  ---------

5. OTHER ASSETS

    Other assets comprise (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1997       1998
                                                             ---------  ---------
Deferred compensation investments..........................  $     906  $   1,297
Long-term deposits.........................................        247        197
Investments................................................        100        100
Other......................................................         35         36
                                                             ---------  ---------
                                                             $   1,288  $   1,630
                                                             ---------  ---------
                                                             ---------  ---------

    The Company assesses the recoverability of its long-lived assets by determining whether the amortization of the assets' net book value over their remaining lives can be recovered through projected undiscounted future cash flows. The Company wrote-off $157,000 of goodwill in 1997, related to the acquisition of its German subsidiary in 1996, as the anticipated cash flows indicated that the recoverability of the goodwill was not reasonably assured. The Company also wrote-off $120,000 of investments in 1997 to reflect a decrease in the carrying value of the assets.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. ACCRUED EXPENSES:

    Accrued expenses comprise (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Accrued payroll and related benefits.....................................  $   1,297  $   1,579
Taxes payable............................................................        208        369
Other accrued liabilities................................................        506      2,236
                                                                           ---------  ---------
                                                                           $   2,011  $   4,184
                                                                           ---------  ---------
                                                                           ---------  ---------

7. NOTES PAYABLE TO STOCKHOLDERS

    At December 31, 1998, the Company had notes payable to a shareholder of $6,472,000 under 12% subordinated notes due September 2004. Under this arrangement, the Company will pay one half of the annual accrued interest at the end of each annual accrual period. The remaining one half of the accrued interest for each period shall be treated as part of the principal amount of the note. The outstanding principal will be repaid in September 2004 or earlier upon a merger, acquisition, liquidation or sale of the Company's common stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended.

    Notes payable to shareholders at December 31, 1998, consist of (in thousands):

Subordinated notes bearing interest at 12% and payable in 2004......  $   6,472
Discount on subordinated promissory notes related to warrants (Note
  12)...............................................................       (319)
                                                                      ---------
                                                                      $   6,153
                                                                      ---------
                                                                      ---------

8. LINES OF CREDIT

    In September 1998, the Company entered into a credit facility providing a $4 million revolving loan expiring in June 1999. At the option of the Company, borrowings under the revolving loan bear interest at either LIBOR plus a margin or the Adjusted Treasuries Rate plus a margin.

    The Company may issue standby letters of credit or unsecured letters of recommendation up to an aggregate of $2.5 million with the Bank of Tokyo-Mitsubishi and its affiliates. The aggregate amount available to be drawn under all outstanding letters of credit and unsecured letters of recommendation and the aggregate amount of unpaid reimbursement obligations under drawn letters of credit shall reduce, dollar for dollar, the maximum amount available under the $4 million revolving loan.

    The Company also has a revolver-to-term loan that provides a $2 million revolving credit line. The revolver-to-term loan must be made before June 30, 1999, at which time all unpaid principal under the revolver-to-term loan shall be converted to a term loan of sixty (60) months with a final maturity date of June 30, 2004. At the option of the Company, borrowings under the revolver-to-term loan bear interest at either LIBOR plus a margin or the Adjusted Treasuries Rate plus a margin.

    The credit facility requires the Company to maintain certain financial ratios and covenants including the restriction of dividend payments and the maintenance of a minimum cash balance on

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. LINES OF CREDIT (CONTINUED)
hand of $3.0 million. At December 31, 1998, the Company was in compliance with all covenants. No borrowings were outstanding under the credit facility at December 31, 1998.

    In April 1998, the Company's subsidiary in Japan entered into a credit facility providing for a 65 million yen revolving loan ($573,000 at December 31, 1998) expiring in July 1999 with the Bank of Toyko-Mitsubishi. Borrowings under the revolving loan bear interest at rates determined by the bank. The Company had no outstanding borrowings at December 31, 1998.

9. LONG-TERM DEBT

    Long-debt at December 31, 1998 consists of (in thousands):

Notes payable to bank bearing interest at bank's Adjusted Treasuries Rate plus
  2.25% (7.47% at December 31, 1998), payable through December 2002................  $   1,458
Notes payable to bank bearing interest at LIBOR plus 2.25% (7.75% at December 31,
  1998), payable through June 2005.................................................      2,409
Loan payable to bank bearing interest at 5.5%, payable through February 2001.......        133
Capital lease obligations through 2003.............................................         96
                                                                                     ---------
                                                                                         4,096
Less: Amounts due in one year......................................................       (831)
                                                                                     ---------
                                                                                     $   3,265
                                                                                     ---------
                                                                                     ---------

    Borrowings under both notes payable are collateralized by all of the Company's accounts receivable, property, plant and equipment and inventories. Notes payable are required to be repaid in monthly installments over 52 and 82 months.

    The notes payable require the Company to maintain certain financial ratios and covenants including maintenance of minimum working capital, limitations on changes in capital structure and the restriction of dividend payments. At December 31, 1998, the Company was in compliance with all covenants.

    The Company also finances the purchase of certain fixed assets under capital leases. The total principal outstanding at December 31, 1998, relating to assets held under capital leases was $96,000.

    At December 31, 1998, principal payments due under long-term debt are as follows (in thousands):

1999.......................................................  $     831
2000.......................................................        816
2001.......................................................        748
2002.......................................................        757
2003.......................................................        366
Thereafter.................................................        578
                                                             ---------
                                                             $   4,096
                                                             ---------
                                                             ---------

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS

    LEASE COMMITMENT

    The Company leases office facilities and office furniture and equipment under operating leases expiring in various years through 2006.

    The minimum future annual rental payments as of December 31, 1998, under the leases are as follows (in thousands):

1999...............................................................  $   1,507
2000...............................................................      1,490
2001...............................................................      1,318
2002...............................................................      1,258
2003...............................................................      1,174
Thereafter.........................................................      2,493
                                                                     ---------
  Total minimum lease payments.....................................  $   9,240
                                                                     ---------
                                                                     ---------

    Rent expense was $723,000, $679,000 and $1,332,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

11. INCOME TAXES

    The provision (benefit) for income taxes consists of the following (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Federal
  Current payable..............................................  $   1,702  $   2,588  $   3,031
  Deferred.....................................................       (215)      (735)      (978)

State
  Current payable..............................................        502        622        617
  Deferred.....................................................        (40)      (117)      (102)

Foreign
  Current payable..............................................        153          8        103
  Deferred.....................................................     --         --            (87)
                                                                 ---------  ---------  ---------
                                                                 $   2,102  $   2,366  $   2,584
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES (CONTINUED)
    The Company's effective tax rate differs from the statutory income tax rate as shown in the following schedule:

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1996       1997       1998
                                                                        ---------  ---------  ---------
Tax provision at federal statutory rate...............................       34.0%      34.0%      34.0%
State income taxes, net of federal benefits...........................        5.7        5.4        5.4
Research and development tax credit...................................       (0.8)      (3.2)      (2.4)
Nondeductible expenses................................................        2.0        1.5        2.0
Foreign sales corporation benefit.....................................       (1.0)      (4.1)      (3.0)
Foreign taxes.........................................................     --            2.1        1.4
Other.................................................................       (2.0)       3.5        1.6
                                                                              ---        ---        ---
  Effective tax rate..................................................       37.9%      39.2%      39.0%
                                                                              ---        ---        ---
                                                                              ---        ---        ---

    The components of the net deferred tax asset are as follows (in thousands):

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Deferred tax assets:
  Depreciation expense...................................................  $     264  $     369
  Inventory reserves.....................................................        470        740
  Deferred compensation..................................................        420        419
  Accrued vacation and bonus.............................................        285        199
  Accrued legal..........................................................        245        647
  Accrued interest.......................................................     --            201
  Other..................................................................         99        249
                                                                           ---------  ---------
                                                                               1,783      2,824

Deferred tax liabilities:
  Inventory capitalization...............................................       (464)      (338)
                                                                           ---------  ---------
    Net deferred tax assets..............................................  $   1,319  $   2,486
                                                                           ---------  ---------
                                                                           ---------  ---------

    Management has determined that no valuation allowance is required because the Company has sufficient taxable income in carryback years to absorb items deductible in the future for federal tax purposes and anticipates that its estimated future taxable income will allow the deferred tax asset for state tax purposes to be fully realizable in future years. The amount of the deferred tax asset that is realizable could be reduced in the near term if actual results differ significantly from estimates of future taxable income.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. STOCKHOLDERS' EQUITY

    EQUITY INCENTIVE PLAN

    In September 1997, the stockholders approved the 1997 Equity Incentive Plan (the "Incentive Plan"), thereby superseding the 1986 Incentive Stock Option Plan and the 1991 Equity Incentive Plan. The Incentive Plan provides for grants of incentive stock options to employees, and non-statutory stock options to employees and consultants. Terms for exercising options are determined by the Board of Directors, and options expire at the earlier of the term provided in the Notice of Grant or upon termination of employment or consulting relationship.

    A total of 1,714,000 shares of the Company's common stock were reserved for issuance under the Incentive Plan. Options granted under the Plan are granted at the fair market value of the Company's common stock on the date of grant and expire 10 years from the date of grant or at termination of service, whichever occurs first. The options generally are exercisable beginning one year from the date of grant and generally vest over a four or five year period.

    A summary of the Company's option activity is set forth below (in thousands, except per share data):

                                                                                 OUTSTANDING OPTIONS
                                                               --------------------------------------------------------
                                            SHARES AVAILABLE      NUMBER OF         PRICE PER        WEIGHTED AVERAGE
                                                FOR GRANT          SHARES             SHARE           EXERCISE PRICE
                                            -----------------  ---------------  ------------------  -------------------
Balance, December 31, 1997................                           --                                     --
  Options authorized......................          1,714
  Options granted.........................           (884)              884     $    6.00 - $11.25       $    7.57
  Options canceled........................             37               (37)    $    6.00 - $11.25            6.55
                                                    -----               ---     ------------------           -----
Balance, December 31, 1998................            867               847     $    6.00 - $11.25       $    7.61
                                                    -----               ---     ------------------           -----
                                                    -----               ---     ------------------           -----

    The weighted average fair value of options granted during fiscal 1998 was $1.43 per share.

    The difference between the exercise price and fair market value of the Company's stock options, totaling $480,000, has been recorded as deferred compensation and a component of stockholders' equity. Of this amount, $67,000 of compensation expense has been recognized through December 31, 1998. The remaining $413,000 will be recognized as an expense as the options vest over a period of four to five years.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    The options outstanding and currently exercisable by exercise price under the Option Plan at December 31, 1998, are as follows (in thousands, except per share data):

                           OPTIONS OUTSTANDING
             ------------------------------------------------
                                 WEIGHTED
                                 AVERAGE                             OPTIONS EXERCISABLE
 RANGE OF                       REMAINING        WEIGHTED      --------------------------------
 EXERCISE        NUMBER        CONTRACTUAL        AVERAGE         NUMBER      WEIGHTED AVERAGE
   PRICE       OUTSTANDING         LIFE       EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
-----------  ---------------  --------------  ---------------  -------------  -----------------
$6.00-6.60            385       9.08 years       $    6.05          --            $  --
     $7.13             83       9.32 years            7.13           -                -
     $9.00            322       9.54 years            9.00           -                -
$9.75-10.50            13       9.64 years           10.10           -                -
    $11.25             44       9.83 years           11.25           -                -
                      ---     --------------       -------
                      847       9.33 years       $    7.61

    STOCK COMPENSATION

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123. Accordingly, no compensation cost has been recognized for the Incentive Plan. Had compensation cost for the Incentive Plan been determined based on the fair value at the grant date for the awards consistent with the provisions of SFAS 123, the Company's net income and net income per share for the years ended December 31, 1996, 1997 and 1998, would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                               31,
                                                                 -------------------------------
                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Net income:
  As reported..................................................  $   3,441  $   3,673  $   4,046
  Pro forma....................................................  $   3,441  $   3,673  $   3,855
Basic earnings per share:
  As reported..................................................  $     .29  $     .31  $     .34
  Pro forma....................................................  $     .29  $     .31  $     .32
Diluted earnings per share:
  As reported..................................................  $     .29  $     .30  $     .32
  Pro forma....................................................  $     .29  $     .30  $     .31

    The fair value of each option grant for the Incentive Plan is estimated on the date of grant using the Black-Scholes multiple options pricing model with the following weighted average assumptions by year:

                                                                                        1998
                                                                                      ---------
Risk-free interest rate.............................................................       5.21%
Expected term of option from vest date..............................................    4 years
Expected volatility.................................................................       0.00%
Expected dividend yield.............................................................  $    0.00

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In July 1998, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors. The Directors' Plan provides for the automatic grant of options to purchase the Company's common stock to the directors who are not employees of the Company. A total of 200,000 shares of common stock have been authorized for issuance under the Directors' Plan. Each non-employee director who joins the board after the initial public offering of the Company will automatically receive an option to purchase 13,333 shares of the Company's common stock. In addition, upon each anniversary of the closing of the Company's initial public offering, each non-employee director will be granted an option to purchase 6,666 shares of the Company's common stock. The exercise price of options under the Directors' Plan will equal the fair market value of the common stock of the Company on the date of grant. All grants of stock options under the Directors' Plan shall vest over 48 months and expire ten years from the date of grant. The Directors' Plan will terminate in July 2008, unless earlier terminated by the board. As of December 31, 1998, no options to purchase common stock have been granted pursuant to the Directors' Plan.

    EMPLOYEE STOCK PURCHASE PLAN

    In July 1998, the Board adopted the Employee Stock Purchase Plan (the "Purchase Plan"). A total of 450,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan provides for eligible employees to have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amounts withheld will be used to purchase shares of the Company's common stock at a price equal to 85% of the fair market value at certain specified dates. Participation in the Purchase Plan automatically ends on termination of employment with the Company. No shares have been issued under the Purchase Plan.

    WARRANTS

    In connection with the notes payable to shareholder, the Company issued warrants to purchase 601,000 shares of common stock. The shares under the warrants decrease each month by 1/48(th) of 1.2% of the number of outstanding shares of common stock on a fully diluted basis each month. As of December 31, 1998, the total number of shares exercisable under these warrants was 550,000.

    The exercise price of the warrants increases month to month such that at any time the warrant holders can exercise the unexpired warrants for a consideration of $5,000,000 less any amounts already paid on previous warrant exercises. In lieu of exercising the warrants by payment of cash, the warrantholder may elect to receive shares of common stock computed under a formula defined in the warrant agreement. The warrants expire in September 2001.

    The fair value of these warrants of $479,000 was calculated based on the Black-Scholes valuation model. The fair value has been reflected as additional consideration for the subordinated debt, recorded as a discount on the debt and accreted as interest expense to be amortized over the term of the subordinated debt.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. RETIREMENT PLAN

    The Company has a 401(k) profit plan (the "Plan") under which eligible employees become participants of the Plan at the first entry date following 6 months of employment. The Company has the discretion to make contributions to the Plan. For 1997 and 1998, the Company matched 10% and 50% of the contributions made by their employees, respectively, up to a maximum of 3% of the employee's total salary. The total contribution was $52,000 and $162,000 during the year ended December 31, 1997 and 1998, respectively.

    The Company also has a nonqualified deferred compensation pension plan for selected employees. The Company has recorded a liability in other long-term liabilities of $1,297,000 at December 31, 1998, and has recorded compensation expense of $275,000, $150,000 and $120,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

14. SEGMENT INFORMATION

    The Company operates in one industry segment. One customer accounted for 10% of net revenues in 1996, 1997 and 1998. The revenue to the customer in 1996 and 1997 was recognized in the United States segment (export sales from the United States). The revenue to the customer in 1998 was recognized in the Japan segment. International revenues, including export sales from the United States and sales from foreign subsidiaries, accounted for approximately 30%, 33% and 36% of consolidated revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

    The following is a summary of the Company's geographic operations (in thousands)(1):

                                                                          YEAR ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1996       1997       1998
                                                                      ---------  ---------  ---------
Sales and other revenue:
  United States.....................................................  $  24,787  $  33,604  $  36,661
  Europe............................................................      2,377      3,198      7,564
  Japan.............................................................     --         --          3,586
                                                                      ---------  ---------  ---------
    Total revenues..................................................  $  27,164  $  36,802  $  47,811
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Export sales from the United States
  (other than intercompany).........................................  $   5,637  $   8,906  $   6,019
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Operating income:
  United States.....................................................  $   4,925  $   6,681  $   7,438
  Europe............................................................        447       (305)       856
  Japan.............................................................     --            (22)       239
  Elimination.......................................................     --           (153)    (1,642)
                                                                      ---------  ---------  ---------
    Consolidated operating income...................................  $   5,372  $   6,201  $   6,891
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Identifiable assets:
  United States.....................................................             $  31,039  $  39,599
  Europe............................................................                 1,245      1,949
  Japan.............................................................                   188      1,656
  Elimination.......................................................                (1,434)    (3,141)
                                                                                 ---------  ---------
    Consolidated identifiable assets................................             $  31,038  $  40,063
                                                                                 ---------  ---------
                                                                                 ---------  ---------
Long-lived assets:
  United States.....................................................                 8,683      9,225
  Europe............................................................                   439        368
  Japan.............................................................                   106         26
  Elimination.......................................................                  (335)      (358)
                                                                                 ---------  ---------
Consolidated........................................................             $   8,893  $   9,261
                                                                                 ---------  ---------
                                                                                 ---------  ---------

------------------------------
(1) Information relating to Europe and Japan relates to the Company's subsidiaries in those territories and information relating to the United States includes exports to foreign distributors.

                          CLONTECH LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. CONTINGENCIES

    On December 31, 1996, the Company was served with a complaint filed by Life Technologies, Inc. ("LTI") in the Federal District Court for the District of Maryland. The complaint alleges three causes of action related to past sales of products: direct patent infringement, inducement of third parties to infringe LTI's patents by third parties and breach of a label license. The Company believes that the allegations in the LTI complaint are without merit, and intend to defend itself vigorously against each action. In addition, the Company filed suit against LTI in the Federal District Court in the District of Delaware, alleging false patent marking and violations of the Delaware Deceptive Trade Practices Act. The Company cannot predict the outcome of either case. If LTI succeeds in its lawsuit against the Company, the Company's business may be adversely affected.

    In the ordinary course of conducting business, the Company may be subjected to loss contingencies arising from lawsuits. Management believes that the outcome of such matters, if any, will not have a material impact on the Company's financial position.

16. SUBSEQUENT EVENTS

    In February 1999, the Company's Board of Directors authorized a two-for-three reverse split of its common stock to be effective immediately prior to the effectiveness of this offering. All share and per share data in the accompanying consolidated financial statements have been retroactively restated to reflect the stock split.

    In July 1998, the Company's Board of Directors authorized the Company to amend and restate its articles of incorporation in Delaware immediately prior to the effectiveness of this offering. The amended articles of incorporation authorize for issuance 10 million shares of Preferred Stock with a $0.001 par value.

DESCRIPTION OF ARTWORK APPEARING ON BACK INSIDE COVER:

    Five boxes containing pictures of Clontech's kits, reagents, enzymes, and membrane-based cDNA arrays. Above the picture boxes is a caption that reads:
"Over 1500 products that support life science research" Below the picture boxes in the lower right corner is our name: CLONTECH

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         13
Dividend Policy................................         13
Capitalization.................................         14
Dilution.......................................         15
Selected Consolidated Financial Data...........         16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         17
Business.......................................         24
Management.....................................         37
Certain Transactions...........................         46
Principal and Selling Stockholders.............         48
Description of Capital Stock...................         50
Shares Eligible for Future Sale................         53
Underwriting...................................         55
Legal Matters..................................         56
Experts........................................         57
Additional Information.........................         57
Index to Financial Statements..................        F-1

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION:

Until               , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                3,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S
                               -----------------

                                 BT ALEX. BROWN

                               HAMBRECHT & QUIST

                                LEHMAN BROTHERS

                                           , 1999

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts are estimates except for the registration fee and the NASD filing fee.

Registration fee............................................  $   17,983
Nasdaq National Market listing fee..........................      55,000
NASD filing fee.............................................       6,969
Blue sky qualification fees and expenses....................      15,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     200,000
Transfer agent and registrar fees...........................      15,000
Directors' and Officers' Insurance..........................     175,000
Miscellaneous...............................................     120,048
                                                              ----------
  Total.....................................................  $1,050,000
                                                              ----------
                                                              ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of duty of loyalty to the Company or to its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Registrant's Amended and Restated Certificate of Incorporation further provides that the Registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its Amended and Restated Certificate of Incorporation covers negligence and gross negligence on the part of indemnified parties.

    The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

    The Underwriting Agreement (Exhibit 1.1) will provide for indemnification by the underwriters of the Registrant, its directors, its officers who sign the Registration Statement, and the Registrant's controlling persons for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since February 18, 1996, the Registrant has sold and issued the following unregistered securities:

    (1) The Registrant has granted stock options to purchase 884,402 shares of the Common Stock to employees, consultants and directors pursuant to its 1997 Equity Incentive Plan. Of these options, options to purchase 907 shares have been exercised, 37,234 have been canceled and the remainder are outstanding.

    (2) In September 1997, the Registrant issued warrants to purchase an aggregate of 601,253 shares of the Common Stock of the Registrant to entities affiliated with Summit Partners, for a weighted average exercise price of $8.32 per share, issuable upon exercise of the warrants. The shares exercisable under the warrants decrease each month by 1/48th of 1.2% of the number of fully diluted shares of Clontech common stock. The aggregate proceeds to Clontech upon the exercise of the warrants is fixed; therefore, as the number of shares decreases with time, the exercise price per share increases.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701. The sales and issuances of securities described in paragraph (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D or Regulation S promulgated thereunder.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) THE FOLLOWING IS A LIST OF EXHIBITS FILED AS A PART OF THIS REGISTRATION
    STATEMENT:

  EXHIBIT
  NUMBER             DESCRIPTION OF DOCUMENT
-----------          -----------------------------------------------------------------------------------------------------
    1.1*             Form of Underwriting Agreement.

    3.1              Certificate of Incorporation of the Registrant.

    3.2              Form of Restated Certificate of Incorporation of the Registrant to be effective upon the completion of the offering.

    3.3              Bylaws of the Registrant.

    3.4              Form of Amended and Restated Bylaws of the Registrant to be effective upon the completion of the offering.

    4.1              Reference is made to Exhibits 3.1 through 3.4.

    4.2*             Specimen Stock Certificate.

    4.3              Investor Rights Agreement, dated September 9, 1997.

    4.4              Warrants to purchase Common Stock of the Registrant issued to Summit Partners.

    4.5              Shareholders Agreement, dated September 9, 1997, by and between Summit Partners and Kenneth S. Fong.

    4.6              Right of First Refusal and Co-Sale Agreement, dated September 9, 1997, by and between Summit Partners and Kenneth S. Fong.

  EXHIBIT
  NUMBER             DESCRIPTION OF DOCUMENT
-----------          -----------------------------------------------------------------------------------------------------
    4.7              Stock Pledge Agreement, dated September 9, 1997, by and between Summit Partners and Kenneth S. Fong.

    5.1*             Opinion of Cooley Godward LLP.

   10.1              Form Indemnity Agreement.

   10.2              Amended and Restated 1997 Equity Incentive Plan.

   10.3              Amended and Restated 1998 Non-Employee Directors' Stock Option Plan.

   10.4              1998 Employee Stock Purchase Plan.

   10.5              Securities Purchase Agreement, dated September 9, 1997, by and between Summit Partners and
                       Registrant.

   10.6              Promissory notes, dated September 9, 1997, by and between Summit Partners and Registrant.

   10.7              Loan Agreement, dated September 1, 1998, by and between Union Bank of California, N.A. and
                       Registrant, including four promissory notes dated September 4, 1998.

   10.8              Lease, dated September 15, 1994, between Registrant and California Pacific Commercial Corporation.

   10.9              Lease, dated March 16, 1994, between Registrant and L. J. Valente.

   10.10             Lease, dated May 1, 1998, between Registrant and L. J. Valente.

   10.11             Lease, dated April 28, 1997, between Registrant and Teledyne Industries, Inc.

   10.12+            License Agreement, dated May 20, 1996, by and between BASF Bioresearch Corporation and Registrant.

   10.13+            Patent License Agreement, dated October 1, 1996, by and between F. Hoffman-La Roche Ltd., Roche
                       Molecular Systems, Inc. and Registrant.

   10.14+            Research, Development and Commercialization Agreement, dated September 11, 1998, by and between
                       Molecular Dynamics, Inc., a subsidiary of Amersham Pharmacia Biotech, Inc. and Registrant.

   10.15+            Distribution Agreement, dated November 13, 1998, by and between Macherey-Nagel GmbH & Co. KG and
                       Registrant.

   10.16+            Agreement, dated December 31, 1998, by and between Phase-1 Molecular Toxicology, Inc. and Registrant.

   10.17+            License Agreement, dated January 2, 1996, by and between Wayne M. Barnes, Ph.D and Registrant, assigned by Dr. Barnes to Takara Shuzo Co., Ltd., April 25, 1996.

   10.18+            Manufacturing Agreement, dated May 7, 1998, by and between F. Hoffman-
                       La Roche Ltd., Roche Molecular Systems, Inc. and Registrant.

   23.1              Consent of PricewaterhouseCoopers LLP.

   23.2*             Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

   24.1              Power of Attorney. See Signature Page.

   27.1              Financial Data Schedule.

------------------------

*   To be filed by amendment.

+   Confidential Treatment Requested.

(B) THE FOLLOWING FINANCIAL STATEMENT SCHEDULE IS INCLUDED HEREIN: SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

ITEM 17.  UNDERTAKINGS.

    The Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Palo Alto, County of Santa Clara, State of California, on the 2nd day of March, 1999.

                                CLONTECH LABORATORIES, INC.

                                By:             /s/ WILLIAM W. SIMS
                                     -----------------------------------------
                                                  William W. Sims
                                             SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

    In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed below by the following person in the capacities and on the dates stated.

              SIGNATURE                                     TITLE                                 DATE
--------------------------------------  ---------------------------------------------  ---------------------------

           KENNETH S. FONG*             President and Chief Executive Officer                 March 2, 1999
    ------------------------------        (Principal Executive Officer)
           Kenneth S. Fong

         /s/ WILLIAM W. SIMS            Senior Vice President and Chief Financial             March 2, 1999
    ------------------------------        Officer
           William W. Sims                (Principal Financial and Accounting
                                          Officer)

           GREGORY M. AVIS*             Director                                              March 2, 1999
    ------------------------------
           Gregory M. Avis

            DAVID S. LEE*               Director                                              March 2, 1999
    ------------------------------
             David S. Lee

            STEVEN GOLDBY*              Director                                              March 2, 1999
    ------------------------------
            Steven Goldby

*By:       /s/ WILLIAM W. SIMS
        -------------------------
             William W. Sims
             ATTORNEY-IN-FACT

                          CLONTECH LABORATORIES, INC.

                  SCHEDULE II--VALUATION & QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                             BALANCE AT    CHARGED TO
                                                            BEGINNING OF    COSTS AND                  BALANCE AT END
ACCOUNT DESCRIPTION                                            PERIOD       EXPENSES     DEDUCTIONS      OF PERIOD
----------------------------------------------------------  -------------  -----------  -------------  --------------
Allowance for doubtful accounts:
Year ended December 31, 1996..............................    $     100     $      14     $      (7)     $      107
Year ended December 31, 1997..............................          107             2           (16)             93
Year ended December 31, 1998..............................           93           199            (8)            284

Reserve for excess & obsolete inventory:
Year ended December 31, 1996..............................          174           390          (172)            392
Year ended December 31, 1997..............................          392           387          (165)            614
Year ended December 31, 1998..............................    $     614     $    1037     $     (84)     $    1,567

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER             DESCRIPTION OF DOCUMENT
-----------          -----------------------------------------------------------------------------------------------------
       1.1*          Form of Underwriting Agreement.

       3.1           Certificate of Incorporation of the Registrant.

       3.2           Form of Restated Certificate of Incorporation of the Registrant to be effective upon the completion of the offering.

       3.3           Bylaws of the Registrant.

       3.4           Form of Amended and Restated Bylaws of the Registrant to be effective upon the completion of the offering.

       4.1           Reference is made to Exhibits 3.1 through 3.4.

       4.2*          Specimen Stock Certificate.

       4.3           Investor Rights Agreement, dated September 9, 1997.

       4.4           Warrants to purchase Common Stock of the Registrant issued to Summit Partners.

       4.5           Shareholders Agreement, dated September 9, 1997, by and between Summit Partners and Kenneth S. Fong.

       4.6           Right of First Refusal and Co-Sale Agreement, dated September 9, 1997, by and between Summit Partners and Kenneth S. Fong.

       4.7           Stock Pledge Agreement, dated September 9, 1997, by and between Summit Partners and Kenneth S. Fong.

       5.1*          Opinion of Cooley Godward LLP.

      10.1           Form Indemnity Agreement.

      10.2           Amended and Restated 1997 Equity Incentive Plan.

      10.3           Amended and Restated 1998 Non-Employee Directors' Stock Option Plan.

      10.4           1998 Employee Stock Purchase Plan.

      10.5           Securities Purchase Agreement, dated September 9, 1997, by and between Summit Partners and
                       Registrant.

      10.6           Promissory notes, dated September 9, 1997, by and between Summit Partners and Registrant.

      10.7           Loan Agreement, dated September 1, 1998, by and between Union Bank of California, N.A. and
                       Registrant, including four promissory notes dated September 4, 1998.

      10.8           Lease, dated September 15, 1994, between Registrant and California Pacific Commercial Corporation.

      10.9           Lease, dated March 16, 1994, between Registrant and L. J. Valente.

      10.10          Lease, dated May 1, 1998, between Registrant and L. J. Valente.

      10.11          Lease, dated April 28, 1997, between Registrant and Teledyne Industries, Inc.

      10.12+         License Agreement, dated May 20, 1996, by and between BASF Bioresearch Corporation and Registrant.

      10.13+         Patent License Agreement, dated October 1, 1996, by and between F. Hoffman-La Roche Ltd., Roche
                       Molecular Systems, Inc. and Registrant.

      10.14+         Research, Development and Commercialization Agreement, dated September 11, 1998, by and between
                       Molecular Dynamics, Inc., a subsidiary of Amersham Pharmacia Biotech, Inc. and Registrant.

      10.15+         Distribution Agreement, dated November 13, 1998, by and between Macherey-Nagel GmbH & Co. KG and
                       Registrant.

      10.16+         Agreement, dated December 31, 1998, by and between Phase-1 Molecular Toxicology, Inc. and Registrant.

  EXHIBIT
  NUMBER             DESCRIPTION OF DOCUMENT
-----------          -----------------------------------------------------------------------------------------------------
      10.17+         License Agreement, dated January 2, 1996, by and between Wayne M. Barnes, Ph.D and Registrant, assigned by Dr. Barnes to Takara Shuzo Co., Ltd., April 25, 1996.

      10.18+         Manufacturing Agreement, dated May 7, 1998, by and between F. Hoffman-LaRoche Ltd., Roche Molecular
                       Systems, Inc. and Registrant.

      23.1           Consent of PricewaterhouseCoopers LLP.

      23.2*          Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

      24.1           Power of Attorney. See Signature Page.

      27.1           Financial Data Schedule.

------------------------

*   To be filed by amendment.

+   Confidential Treatment Requested